   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2001



                                                REGISTRATION NO. 333-58624

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM F-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                             GT GROUP TELECOM INC.
             (Exact name of Registrant as specified in its charter)

            CANADA                              4813                          NOT APPLICABLE
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
incorporation or organization)       Classification Code Number)                  Number)

   20 BAY STREET, 7TH FLOOR, TORONTO, ONTARIO, CANADA M5J 2N8 (416) 848-2000 (Address and telephone number of Registrant's principal executive offices)

CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011  (212)
                                    894-8940
(Name, address, including zip code and telephone number, including area code, of
                               Agent for Service)

                      ------------------------------------
                                   Copies to:

               BRICE T. VORAN, ESQ                            CHRISTOPHER W. MORGAN, ESQ.
               SHEARMAN & STERLING                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
               Commerce Court West                           Royal Bank Plaza, North Tower
            199 Bay Street, Suite 4405                          Suite 1820, P.O. Box 189
             Toronto, Ontario M5L 1E8                               Toronto, Ontario
                  (416) 360-8484                                     (416) 777-4747

                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION. DATED SEPTEMBER 26, 2001.


[GT Group Telecom Logo]
                             GT GROUP TELECOM INC.

                           Class B Non-Voting Shares
                 Warrants to Purchase Class B Non-Voting Shares
                     13 1/4% Senior Discount Notes Due 2010


     Our class B non-voting shares are currently quoted on the Nasdaq National Market under the symbol "GTTLB" and listed on the Toronto Stock Exchange under the symbol "GTG.B". The warrants and the notes are not listed on any national securities exchange.


              TERMS OF THE 13 1/4% SENIOR DISCOUNT NOTES DUE 2010

INTEREST

We will pay cash interest on the notes from August 1, 2005 at the rate of 13 1/4% per year, payable semi-annually in arrears on each February 1 and August 1, commencing on August 1, 2005. Prior to February 1, 2005, interest will accrue on the original issue price of the notes but will not be payable in cash.

MATURITY

The notes will mature on February 1, 2010.

RANKING

The notes will rank equally with our other unsubordinated, unsecured indebtedness.

CHANGE OF CONTROL

If we experience specific kinds of change of control, we must offer to repurchase the notes at the prices specified herein.

OPTIONAL REDEMPTION

On or after February 1, 2005, we may redeem the notes, in whole or in part, at any time, at the redemption prices specified herein.

In addition, before February 1, 2003, we may redeem up to 35% of the stated amount at maturity of the notes at the prices specified herein with the proceeds of sales of certain kinds of our share capital.

     This prospectus has been prepared for and will be used by Goldman, Sachs & Co., Spear Leeds & Kellogg, L.P. and their broker-dealer subsidiaries in connection with offers and sales of the class B non-voting shares, the warrants and the 13 1/4% senior discount notes due 2010 of Group Telecom in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prevailing market prices, related prices or negotiated prices. Goldman, Sachs & Co., Spear Leeds & Kellogg, L.P. and their broker-dealer subsidiaries may act as principal or agent in these transactions. See "Plan of Distribution". Group Telecom will not receive any of the proceeds from these sales of the class B non-voting shares, the warrants or the notes.

                            ------------------------

     See "Risk Factors" beginning on page 3 to read about factors you should consider before buying the class B non-voting shares, the warrants or the notes.
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              GOLDMAN, SACHS & CO.
                            ------------------------
                       Prospectus dated           , 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, the SEC, using a "shelf" registration process. Under this process, Goldman, Sachs & Co., Spear Leeds & Kellogg, L.P. and their broker-dealer subsidiaries may, from time to time, sell the offered securities described in this prospectus in market-making transactions. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. Statements included in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and you should refer to that agreement or document for a complete description of these matters. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Obtain More Information About Us."

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any prospectus supplement is current only as of the date on the front page of those documents. Neither the delivery of this prospectus or any prospectus supplement, nor any distribution of securities made hereunder or thereunder shall under any circumstances create any implication that there has not been any change in the facts set forth in this prospectus or the applicable prospectus supplement or in the affairs of Group Telecom since the date hereof.

                 WHERE YOU CAN OBTAIN MORE INFORMATION ABOUT US

     We are currently subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, file periodic reports and other information with the Commission through its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system. Our SEC filings, including the registration statement, of which this prospectus is a part, and the exhibits thereto, are available for inspection and copying at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and the Commission's regional offices located in New York, New York and Chicago, Illinois. Copies of all or any part of the registration statement may be obtained from these offices after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to shareholders. Because we are a foreign private issuer, we, our directors and our officers are also exempt from the shortswing profit recovery and disclosure regime of section 16 of the Exchange Act.

     The SEC allows us to "incorporate by reference" the information that we file with it. This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information incorporated by reference is an important part of this prospectus. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. Our SEC file number is 0-30594.

     The following documents have been filed with the SEC pursuant to the Securities Exchange Act of 1934 and are hereby incorporated by reference:


     - our annual report on Form 20-F for the fiscal year ended September 30, 2000, filed on February 20, 2001, and

     - our report on Form 6-K, furnished to the Commission on September 25, 2001, which includes our results for the nine months ended June 30, 2001 and a description of a corporate governance and standstill agreement entered into by certain of our shareholders.


     All subsequent annual reports filed by us on Form 20-F, Form 40-F or Form 10-K and all subsequent filings on Form 10-Q and Form 8-K pursuant to the Exchange Act subsequent to the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed. We may incorporate by reference any reports submitted by us on Form 6-K by identifying on such forms that they are being incorporated by reference into this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: GT Group Telecom Inc., 20 Bay Street, 7th Floor, Toronto, Ontario, Canada M5J 2N8, Attention: Secretary, telephone number: (416) 848-2433.
                            ------------------------

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These statements relate to future events or our future financial performance. You can generally identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "projects," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume and no other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to publicly update or revise any forward-looking information to reflect actual results or changes in assumptions.

              PRESENTATION OF OUR FINANCIAL AND OTHER INFORMATION

     Unless we indicate otherwise, financial information in this prospectus has been prepared in accordance with Canadian generally accepted accounting principles. Canadian GAAP differs in some respects from U.S. GAAP and thus our financial statements may not be comparable to the financial statements of U.S. companies. The principal differences as they apply to us are summarized in the notes to the audited consolidated financial statements of Group Telecom incorporated by reference into this prospectus and note 10 to the audited financial statements of Shaw FiberLink beginning on page F-2.


     We present our financial information in Canadian dollars. In this prospectus, except where we indicate, all dollar amounts are in Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars. This prospectus contains a translation of some Canadian dollar amounts into U.S. dollars at specified exchange rates solely for your convenience. Unless we indicate otherwise, U.S. dollar amounts have been translated from Canadian dollars at US$0.6589 per Cdn$1.00, which was the inverse of the buying rate for transfers in Canadian dollars as quoted by Reuters on June 30, 2001.

                              SUMMARY OF THE NOTES

     This summary highlights information about the notes that you will find elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. This summary does not contain all the information you should consider before investing in the notes. You should carefully read the entire prospectus and the risk factors beginning on page 3.

Notes Offered..............  13 1/4% senior discount notes due 2010.

Maturity Date..............  February 1, 2010.

Interest...................  We will pay cash interest on the notes from August
                             1, 2005 at the rate of 13 1/4% per year, payable semi-annually in arrears on each February 1 and August 1, commencing on August 1, 2005. Prior to February 1, 2005, interest will accrue on the original issue price of the notes but will not be payable in cash. However, we may elect to commence the accrual of interest payable in cash on any February 1 or August 1 on or after February 1, 2003. The stated amount at maturity of each note will be reduced to the accreted value of the notes on the date that cash interest starts to accrue.

Optional Redemption........  Generally, we may not redeem the notes prior to
                             February 1, 2005. On or after February 1, 2005, we may redeem the notes, in whole or in part, at any time, at the redemption prices set forth under the section entitled "Description of the Notes -- Optional Redemption", together with accrued and unpaid interest, if any, to the redemption date.

                             In addition, before February 1, 2003, we may redeem up to 35% of the stated amount at maturity of the notes with the proceeds of sales of certain kinds of our share capital at a redemption price of 113.25% of the accreted value of the notes.

Change of Control..........  If we experience specific kinds of change of control we must offer to repurchase the notes at the amount listed under the heading "Description of the Notes -- Covenants -- Change of Control".

Ranking....................  The notes will rank equally with our other unsubordinated, unsecured indebtedness. The notes are effectively subordinated to our secured indebtedness and all liabilities of our subsidiaries.

Certain Covenants..........  The indenture under which the notes were issued restricts our ability to:

                             - incur additional indebtedness;

                             - make investments or certain other restricted
                               payments;

                             - create liens;

                             - pay dividends or make distributions in respect of
                               share capital;

                             - redeem share capital;

                             - sell assets;

                             - issue or sell shares of restricted subsidiaries;

                             - enter into transactions with shareholders or
                               affiliates; or

                             - effect a consolidation or merger.

                             All of these limitations and prohibitions will be subject to a number of important qualifications and exceptions. For more details, see the section entitled "Description of the Notes -- Covenants".

Withholding Tax............  Unless required by law, all our payments with respect to the notes will be made without withholding or deduction for any present or future taxes or governmental charges of whatever nature imposed or levied by any tax authority within Canada or any other relevant taxing jurisdiction. We will pay any additional amounts so that the net amounts receivable by the holders after any payment, withholding or deduction in respect of such tax or liability shall equal the respective amounts which would have been receivable in respect of the notes in the absence of such payments, withholding or deduction.

Absence of a Public Market
for the Notes..............  The initial purchasers of the notes have advised us that they intend to make a market for the notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice.

                                  RISK FACTORS

     An investment in our class B non-voting shares, warrants or notes involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before purchasing our class B non-voting shares, warrants or notes.

     THE COSTS OF DEPLOYING OUR NETWORK AND EXPANDING OUR BUSINESS MAY EXCEED THE CAPITAL AVAILABLE TO US. IF THIS HAPPENS, WE MAY HAVE TO DELAY OR ABANDON OUR BUSINESS PLAN.

     We used substantial capital to fund our acquisitions of the businesses of Shaw FiberLink and Videon FiberLink, our acquisition of the Cable Atlantic competitive local exchange carrier and commercial telecommunications operations and our acquisitions from 360networks, and will have significant capital expenditures, working capital, debt service and cash flow deficits during the period in which we are expanding our business and deploying our network, services and systems. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that the capital actually required for this expansion and deployment will not exceed our expectations. If demand in the targeted markets exceeds current expectations, capital requirements may increase materially. In addition, we may identify new markets in the future and, as opportunities develop, we may be required to make additional investments in our network and facilities or pursue strategic alliances to consummate those opportunities.

     If required, we expect to raise additional capital through the sale of debt and equity and through vendor financing. We cannot assure you that we will be able to raise sufficient capital or that such funding will be available on a timely basis or on terms acceptable to us, if at all. If we fail to raise additional funds when and if required, we may have to delay or abandon our planned expansion of our network, services and systems, which could cause us to lose revenue and would hinder our ability to compete in the telecommunications industry.

     IF WE ARE UNABLE TO NEGOTIATE ACCESS RIGHTS TO THE PROPERTY OF A VARIETY OF THIRD PARTIES, WE WOULD BE DELAYED IN EXECUTING OUR BUSINESS PLAN.

     Most of our target customers are tenants within large buildings. To execute our business plan, we will need to obtain additional building license agreements with several different building management companies. We may not be able to secure additional building license agreements on a timely basis or on acceptable terms. If we cannot obtain building license agreements, our operating results will be harmed and we may be required to delay or abandon some of our planned future expansion.

     To build our network, we must obtain rights and other permits, which include, but are not limited to, rights-to-use underground conduit and aerial pole space and other rights-of-way from entities such as utilities, railroads, long distance providers, provincial highway authorities, local governments and transit authorities. We cannot assure you that we will be successful in either obtaining or maintaining these permits and rights-of-way on commercially reasonable terms and conditions. Certain permits and rights-of-way may require regulatory filings or may be subject to legal challenge by municipal governments, land and building owners or other third parties. For example, there is a public notice proceeding that was initiated by Canada's telecommunications regulatory authority, the Canadian Radio-television and Telecommunications Commission (commonly known as the "CRTC") in which interested parties were invited to comment on the terms and conditions of access to municipal rights-of-way in the city of Vancouver. Loss of substantial permits or rights-of-way or the failure to enter into or maintain required arrangements could cause us to lose revenue or abandon certain markets.

     If we cannot enter into agreements for access rights or purchase or lease fiber with accompanying access rights, our business and our operating results may be harmed and we may be required to delay or abandon some of our business plan.

     WE ARE DEPENDENT ON OTHER PARTIES IN RESPECT OF THE FIBER WHICH CONSTITUTES A SIGNIFICANT PART OF OUR NETWORK.

     In connection with our acquisition of the business of Shaw FiberLink we received an indefeasible right to use Shaw FiberLink's fiber for 60 years. Shaw FiberLink has, in turn, a one-year indefeasible right to use fiber of various cable companies which are owned by Shaw Communications, renewable annually by Shaw FiberLink during the term of our indefeasible right to use Shaw FiberLink's fiber. As a result, in order to have access to the fiber provided by the indefeasible right to use, we are dependent on Shaw FiberLink's ability to maintain its indefeasible right to use agreements with the Shaw cable companies. In addition, the terms of our agreements with Shaw FiberLink, Videon FiberLink, Cable Atlantic and 360networks provide, and the terms of any similar agreements we enter into in the future are likely to provide, that our rights under those agreements are limited if the underlying rights associated with the fiber that is the subject of the indefeasible rights to use have any limitations or prohibitions. We entered into performance assurance agreements with Shaw Communications and Moffat Communications to support our rights under our agreement with Shaw FiberLink and Videon FiberLink. If we discover that indefeasible right to use rights are not passed to us as anticipated, or if we, Shaw FiberLink, Videon FiberLink, Cable Atlantic or 360networks do not obtain and maintain the necessary underlying rights, or if Shaw Communications or Moffat Communications do not comply with the performance assurance agreements, we may not have access to the fiber provided by the indefeasible right to use agreement and this could substantially impair our ability to carry on business.

     SOME OF OUR CUSTOMERS ARE ALSO OUR COMPETITORS AND, GIVEN OUR COMPETITION WITH THEM, MAY REDUCE THE LEVEL OF BUSINESS THEY DO WITH US.

     We provide data services to and derive revenue from other telecommunications carriers, even though we also compete with some of them for customers. A large portion of the revenues of the businesses we have recently acquired are also derived from services to other telecommunications carriers. These carriers may not wish to use our services to this extent given our competition with them and they may reduce the level of business they do with us.

     WE HAVE EXPERIENCED AND ANTICIPATE THAT WE WILL CONTINUE TO EXPERIENCE NET LOSSES.


     For the nine months ended June 30, 2001 and for the year ended September 30, 2000 we had net losses of $301.7 million and $138.0 million and negative cash flow from operating activities of $92.1 million and $49.2 million, respectively. We expect to incur significant additional expenditures in connection with the development and expansion of our network and service offerings. As a result, we expect to continue to incur significant future net losses and negative cash flow. If our revenues do not increase significantly or the increase in our expenses is greater than expected, we may not achieve or sustain profitability or generate positive cash flow in the future.


     GROUP TELECOM'S LIMITED HISTORY OF OPERATIONS MAY MAKE IT DIFFICULT TO EVALUATE OUR PROSPECTS.

     Group Telecom was incorporated in 1996. Our short operating history permits us to provide you with only limited operating and financial data which you can use to evaluate our performance.

     IF WE DO NOT CONTINUALLY ADAPT TO TECHNOLOGICAL CHANGE, WE COULD LOSE CUSTOMERS AND MARKET SHARE.

     The telecommunications industry is subject to rapid and significant changes in technology, and we rely on outside vendors for the development of and access to new technology. The effect of technological changes on our business cannot be predicted. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. In addition, we rely on vendors with whom we have financing agreements to anticipate and adapt to new technology and to make products that incorporate such technology available to us. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. If we fail to obtain new technology, we may lose customers and market share which could harm our business and operating results.

     OUR SUBSTANTIAL DEBT OBLIGATIONS MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE.


     We have a significant amount of debt. As of June 30, 2001, we had approximately $1,354.9 million of long-term debt outstanding. In addition, we could incur an additional $319.8 million under our bank facility and our vendor facilities, including those with Cisco and Lucent, assuming we could incur debt in compliance with covenants set forth in these facilities. We may need to incur additional debt in the future. Our substantial debt obligations could have important consequences to you. For example, they could:


     - require us to use a substantial portion of our operating cash flow to pay interest, which reduces funds available to expand our network and for other purposes;

     - place us at a competitive disadvantage compared to our competitors that have less debt;

     - make us more vulnerable to economic and industry downturns and reduce our flexibility in responding to changing business and economic conditions;

     -  limit our ability to pursue business opportunities; and

     - limit our ability to borrow more money for operations or capital in the future.


     A 1 percent interest rate change on our floating interest rate long-term debt outstanding at June 30, 2001, would have an annual impact of $5.1 million on our interest cost.


     WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO PAY OUR DEBT. IF WE FAIL TO GENERATE SUFFICIENT CASH FLOW FROM OPERATIONS, WE MAY NEED TO REFINANCE OUR DEBT, OBTAIN ADDITIONAL FINANCING OR POSTPONE CAPITAL EXPENDITURES.

     We cannot assure you that we will generate sufficient cash flow from operations to make scheduled payments on our debt. Our ability to meet our debt obligations will depend on whether we can successfully implement our strategy, as well as on economic, financial, competitive, legal and technical factors. Some of the factors are beyond our control, such as economic conditions in the different local markets where we operate or intend to operate, and pressure from existing and new competitors. If we cannot generate sufficient cash flow from operations to make scheduled payments on our debt obligations, we may need to refinance our debt, obtain additional financing, delay planned capital expenditures or sell assets. Our ability to refinance our debt or obtain additional financing will depend on, among other things:

     -  our financial condition at the time;

     -  restrictions in agreements governing our debt; and

     -  other factors, including market conditions.

     THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND THE LIABILITIES OF OUR SUBSIDIARIES.


     The notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing the indebtedness. The notes are effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. Any right we may have to receive assets of any of our subsidiaries upon liquidation or reorganization will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. As of June 30, 2001, we had no outstanding secured debt and our subsidiaries had approximately $1,354.9 million of long-term debt (including current portion). In addition, under our bank facility and our vendor facilities, including those with Cisco and Lucent, we may borrow an additional $319.8 million of secured debt. The indenture governing the notes and our credit and vendor facilities contain limitations on our ability and the ability of our subsidiaries to incur additional debt. However, these limitations are subject to a number of exceptions, and we cannot assure you that we will not incur significant additional debt in the future, including debt to which the holders of the notes would be effectively subordinated.

     WE ARE ORGANIZED AS A HOLDING COMPANY AND SO WE WILL DEPEND ON THE CASH FLOW OF OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

     Our operating cash flow and our ability to service our debt, including the notes, depends upon the operating cash flow of our subsidiaries and their payments to us in the form of loans, dividends or otherwise. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due on the notes or to make any funds available for that purpose, whether by dividends, interest, loans, advances or other payments. In addition, our subsidiaries' payment of dividends and the making of loans, advances and other payments to us may be subject to regulatory and contractual restrictions. These restrictions include requirements to maintain minimum levels of working capital and other assets. Subsidiary payments are contingent upon earnings and various business and other considerations.

     DUE TO RESTRICTIONS IN OUR FINANCING AGREEMENTS, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS AS WE DESIRE.

     The indenture relating to the notes and our other financing agreements will limit our flexibility in operating our businesses. In particular, the indenture and our financing agreements limit our ability in certain circumstances to:

     -  incur additional indebtedness;

     -  voluntarily prepay indebtedness;

     -  create liens on our property;

     -  pay dividends or make distributions in respect of share capital;

     -  make investments or certain other restricted payments;

     - enter into interest rate, currency exchange rate or other hedging arrangements;

     -  enter into transactions with shareholders or affiliates;

     -  enter into sale and leaseback transactions;

     -  sell assets; and

     -  merge or consolidate with other companies.

     Our future financing arrangements, if any, will most likely contain similar or more restrictive covenants. As a result of these restrictions, we are limited in how we conduct business and we may be unable to raise additional debt or equity financing to operate during economic or business downturns, to compete effectively or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits. Without sufficient revenues and cash, we may not be able to pay interest and principal on our indebtedness, including the notes.

     Our failure to comply with the covenants and restrictions contained in the indenture for the notes and our other financing agreements could lead to a default under the terms of these agreements. If a default occurs, the other parties to our other financing agreements could declare all amounts borrowed and all amounts due under these other agreements due and payable.

     WE FACE POTENTIAL CONFLICTS OF INTEREST CAUSED BY INVESTOR INFLUENCE WHICH COULD BE DETRIMENTAL TO HOLDERS OF OUR SECURITIES.

     As a result of an amended and restated shareholders agreement entered into by shareholders on February 16, 2000 then holding approximately 88.0% of our fully-diluted equity in connection with our acquisition of the business of Shaw FiberLink, two of our institutional investors (which are affiliates of

Goldman Sachs and CIBC World Markets) and Shaw Communications, were able to nominate a majority of our directors. As of the date of this prospectus, affiliates of Goldman Sachs and CIBC World Markets hold approximately 33% of our equity and are entitled to nominate 4 of 11 directors on our board of directors. In addition, Shaw Communications holds approximately 40% of our equity and is entitled to nominate 3 directors on our board of directors. Each of Shaw Communications and Goldman Sachs has a right to consent to:


     - specified major transactions by us, including acquisitions and investments in excess of $300 million and mergers or business combinations, for a period of 18 months after February 16, 2000; and

     - our annual operating budget, for a period of 24 months after February 16, 2000.

     Decisions concerning our operations or financial structure may present conflicts of interest between these investors, our management and other holders of our securities. In addition, these investors or their affiliates currently have significant investments in other telecommunications companies, including entities that compete with us, and may in the future invest in other entities engaged in the telecommunications business or in related businesses. Conflicts may also arise in the negotiation or enforcement of arrangements entered into by us and entities in which these investors have an interest.

     SOME OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNICAL AND OTHER RESOURCES THAN WE DO, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     The Canadian telecommunications market is highly competitive. We face, and expect to continue to face, intense competition in all of our target markets from the incumbent local exchange carriers, cable companies, competitive long distance providers, wireless providers, new local exchange carriers, and resellers. Many of our current and potential competitors, including the Bell companies, Aliant, BCT.TELUS, AT&T Canada and Call-Net, have longer operating histories in the telecommunications industry and substantially greater financial, marketing, technical, personnel, regulatory and other resources, including greater brand name recognition. The emergence in Canada of a competitive market for local telecommunications services has resulted in price competition among market participants, and this pricing pressure may be more intense than we expect, which could harm our business and our financial condition. Also, as communications technologies develop, new classes of competitors will emerge.

     OUR BUSINESS STRATEGY DEPENDS ON SECURING AND MAINTAINING INTERCONNECTION AGREEMENTS WITH OTHER PROVIDERS.

     We provide some local services to our customers using facilities that we lease or purchase from the incumbent local exchange carriers. We must enter into agreements for the interconnection of our network with the networks of the incumbent local exchange carriers and other carriers covering each market in which we intend to offer service. We have entered into interconnection agreements in a number of jurisdictions. However, we cannot assure you that we will successfully renegotiate these agreements as they become due to expire, or negotiate additional agreements as we enter new markets. Although the incumbent local exchange carriers are not entitled to unjustly discriminate against telecommunications carriers like us in respect of the rates or services they provide to us or to disrupt the access of competitors to their respective facilities, we are vulnerable to changes in our lease and interconnection arrangements with the incumbent local exchange carriers, such as rate increases and changes in rules and policies of the CRTC.

     WE DEPEND ON OUR SUPPLIERS OF SWITCHES AND OTHER EQUIPMENT AND MAY EXPERIENCE DELAYS IN RECEIVING REQUIRED COMPONENTS.

     We rely on other companies to supply key components of our network infrastructure, primarily switching and data routing equipment. These components are only available in the quantities and quality we require from limited sources. We may experience delays in receiving components or may not be able to obtain these components on the scale and within the time frames required by us at an affordable cost, or at all.

     IF OUR BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS DO NOT OPERATE AS WE EXPECT OR IF WE FAIL TO UPGRADE SYSTEMS AS NECESSARY, WE WILL NOT BE ABLE TO CONDUCT OUR BUSINESS EFFICIENTLY.

     Integrated management information and processing systems are vital to our growth and our ability to monitor costs, process customer orders, bill customers and operate efficiently. The cost of implementing these systems has been, and we expect will continue to be, substantial.

     We are in the final stages of developing and testing our operational support system to integrate important facets of our operations. The development and implementation of this system relies in part on the products and services of third party vendors, over which we have no control. Unanticipated problems with our system may harm our business and operating results.

     In addition, any of the following developments could harm us:

     - our failure to adequately identify and integrate all of our information and processing needs;

     - failure of our processing or information systems to perform as expected; and

     -  our failure to upgrade systems as necessary and on a timely basis.

     IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR BUSINESS AND OUR PROSPECTS COULD BE HARMED.

     We are dependent on the continued service of a small number of key executives and operations personnel, including Daniel Milliard, our chief executive officer, Robert Wolfe, our president, Stephen Shoemaker, our chief financial officer and Eric Demirian, our executive vice president, corporate development. The loss of services of one or more of our key executives, particularly Messrs. Milliard, Wolfe, Shoemaker and Demirian, could harm our business and our prospects. We do not maintain key person life insurance for any of our executive officers.

     REGULATIONS RELATING TO CANADIAN OWNERSHIP AND CONTROL OF OUR VOTING SHARES PREVENTS A FOREIGN INVESTOR FROM ACQUIRING US, WHICH COULD LIMIT THE VALUE OF YOUR CLASS B NON-VOTING SHARES AND YOUR WARRANTS TO PURCHASE CLASS B NON-VOTING SHARES.

     As a competitive local exchange carrier, we are subject to regulations which require that not less than 66 2/3% of our issued and outstanding voting shares be beneficially owned by "Canadians" (as defined in these regulations). To ensure compliance with these regulations, we have placed restrictions on the transfer of our class A voting shares to non-Canadians. These restrictions effectively limit the number of potential acquirors of our business and therefore a takeover bid for us is less likely and you are less likely to receive the change of control premium that generally comes with such bids.

     OUR ABILITY TO COMPETE IN THE CANADIAN LOCAL TELECOMMUNICATIONS MARKET IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH MAY BE CHANGED IN A MANNER HARMFUL TO OUR BUSINESS.

     We are subject to regulation by the CRTC pursuant to the provisions of the Canadian Telecommunications Act. We are also subject to radio spectrum regulation by the Canadian Federal Department of Industry (commonly known as Industry Canada) pursuant to the provisions of the Radiocommunication Act. Since 1994, the stated policy of the CRTC has been to recognize the importance of competition in the local switched services market. As a relatively new entrant into the Canadian telecommunications market, we benefit from this policy and these decisions. However, we cannot assure you that the CRTC's policy to foster the development of competition in the local switched services market will not change or that the CRTC will react quickly and efficiently to anti-competitive practices or effects resulting from the dominant position of Canada's incumbent local exchange carriers. Any change in the CRTC's policies or regulations could harm our business, operating results and prospects.

     CRTC decisions are subject to review and variance by the CRTC at any time. CRTC decisions can also be appealed to the Canadian Federal Court of Appeal and may also be challenged by petition to the Federal Cabinet. We cannot assure you that the local competition decisions of the CRTC, or other decisions relating to the telecommunications markets in which we compete will not be reviewed and varied by the CRTC or by the Federal Court or Cabinet on appeal. Any variance of these decisions or other rules and regulations of the CRTC could harm our business.

     OUR NEED TO COMPLY WITH EXTENSIVE GOVERNMENT REGULATION CAN INCREASE OUR COSTS AND SLOW OUR GROWTH.

     Because we are subject to extensive government regulation, delays in receiving required regulatory approvals may slow our growth. In addition, the enactment of new adverse regulations or regulatory requirements may increase our costs, which could have a harmful effect on us. We also cannot assure you that, as we expand our business, the CRTC and Industry Canada will continue to grant us the authority we need to conduct our business or will not take action against us if we are found to have provided services without obtaining the necessary authorizations or to have violated other requirements of their rules or orders. The CRTC, Industry Canada or others could challenge our compliance with applicable rules and orders, which could cause us to incur substantial legal and administrative expenses. Lengthy administrative hearings might also delay the deployment of our network, which could slow our growth.

     OUR CLASS B NON-VOTING SHARES HAVE A LIMITED TRADING HISTORY AND THEIR PRICE MAY BE VOLATILE. WE CANNOT ASSURE YOU THAT OUR SHARE PRICE WILL NOT DECLINE IN THE FUTURE.

     There has only been a public market for our class B non-voting shares since March 2000. The market price of our class B non-voting shares could be subject to significant fluctuation. Among the factors that could affect our share price are:

     -  quarterly variations in our operating results;

     - changes in revenue or earnings estimates or publication of research reports by analysts;

     - strategic decisions by us or our competitors, such as acquisitions or restructurings or changes in business strategy;

     -  actions by institutional stockholders;

     -  speculation in the press or investment community;

     -  general market conditions; and

     -  economic factors unrelated to our performance.

     Recently, stock markets in the United States have experienced significant price and volume fluctuations and the market prices of securities of telecommunications services providers and technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their class B non-voting shares at or above the current price reported on the Nasdaq National Market. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation in the United States has often been instituted against such a company. The institution of such litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could harm our business and financial condition.

     WE DO NOT INTEND TO LIST THE WARRANTS ON ANY STOCK EXCHANGE.


     The warrants have not been listed on any national stock exchange and we do not intend to list the warrants on any national stock exchange in the future. The absence of a listing on a stock exchange may cause the warrants to trade at a price lower than the price for the underlying class B non-voting shares that are traded on the Nasdaq National Market.

     YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE
NOTES.

     Group Telecom has not applied, and does not intend to apply, for listing of the notes on any securities exchange or for the inclusion of the notes on any automated quotation system. Although the initial purchasers of the notes, including Goldman Sachs & Co., have informed us that they intend to make a market in the notes, they are not obligated to make a market and may discontinue such market making at any time without notice. Accordingly, you cannot be sure that an active trading market will develop for the notes.

     Historically, the market for non-investment grade debt has been highly volatile in terms of price. It is possible that the market for the notes will be volatile. This volatility in price may affect your ability to resell your notes or the timing of their sale. Because of the potential lack of a trading market, you may not be able to resell your notes at or above the price you paid for them.

     SINCE OUR REVENUE IS IN CANADIAN DOLLARS AND MOST OF OUR DEBT IS IN U.S. DOLLARS, WE ARE SUBJECT TO FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN CANADIAN AND U.S. DOLLARS.


     As of June 30, 2001 we had debt outstanding denominated in U.S. dollars of approximately US$689.1 million. Since the majority of our revenue is in Canadian dollars, we are, and will continue to be, exposed to fluctuations in the exchange rate between Canadian and U.S. dollars and the uncertainty of the amount of Canadian dollars that will be required to service the principal and interest payments under our U.S. dollar denominated debt. In order to minimize these effects, as at June 30, 2001, we had entered into certain cross currency swaps to hedge approximately 74% of our outstanding U.S. dollar denominated debt. Based on our June 30, 2001 balances, a 1 percent change in the foreign currency exchange rate between the Canadian and U.S. dollar would have an impact of $2.8 million on the unhedged portion of our long-term debt. Any substantial increase in the U.S. dollar relative to the Canadian dollar could affect our results of operations and our ability to meet our future payment obligations on our debt.


     IN CONNECTION WITH ITS MARKET-MAKING ACTIVITIES IN OUR SECURITIES, GOLDMAN, SACHS & CO. MAY BE REQUIRED TO COMPLY WITH REQUIREMENTS OF THE SECURITIES ACT THAT COULD AFFECT ITS ABILITY TO CONTINUE THESE ACTIVITIES.

     Goldman, Sachs & Co. may be deemed to be an affiliate of Group Telecom and, as such, Goldman, Sachs & Co. and its affiliates may be required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of our securities. These requirements may affect their ability to continue their market-making activities in these securities. We filed a registration statement, of which this prospectus is a part, that would allow Goldman, Sachs & Co. and its affiliates to engage in market-making transactions in our class B non-voting shares, warrants or notes. See "Plan of Distribution".

     IF OUR FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE INCORRECT, OUR RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. You can generally identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "projects," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume and no other person assumes responsibility for the accuracy and completeness of these statements.

                                USE OF PROCEEDS

     This prospectus is being delivered in connection with the sale of the class B non-voting shares, warrants or notes by Goldman, Sachs & Co., Spear Leeds & Kellogg, L.P. and their broker-dealer subsidiaries in market-making transactions. We will not receive any of the proceeds from these transactions.

                       RATIO OF EARNINGS TO FIXED CHARGES


     The following table shows our ratio of earnings to fixed charges for each of the five years in the period ended September 30, 2000, and for the nine month period ended June 30, 2001.



                                              TWELVE MONTHS ENDED SEPTEMBER 30,
                                            -------------------------------------   NINE MONTHS ENDED
                                            1996    1997    1998    1999    2000      JUNE 30, 2001
                                            -----   -----   -----   -----   -----   -----------------
Ratio of Earnings to Fixed Charges(1).....   *       *       *       *       *              *


---------------

*   Not meaningful.


(1) For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings (loss) before income taxes and fixed charges, consisting of interest and financing expenses. For the period from April 12, 1996, our date of incorporation, to September 30, 1996, and the years ended September 30, 1997, 1998, 1999 and 2000, our earnings were insufficient to cover our fixed charges by $251,000, $430,000, $2,439,000, $11,390,000 and
    $179,439,000, respectively. For the nine months ended June 30, 2001, our earnings were insufficient to cover our fixed charges by $301,092,000.


                                DIVIDEND POLICY

     We have not paid any dividends on our class B non-voting shares and do not intend to pay any dividends on our class B non-voting shares in the foreseeable future. We currently intend to retain future earnings, if any, to finance the future growth of our business. In addition, our ability to pay cash dividends is currently restricted under the terms of financing agreements related to our long term debt. For a further description of these restrictions, see the description of our financing arrangements in Item 10.C. of our annual report on Form 20-F, which is incorporated by reference into this prospectus, and the exhibits contained in the registration statement of which this prospectus is a part. Future dividends, if any, will be determined by our board of directors.

                                 CAPITALIZATION


     The following table sets forth our actual capitalization as of June 30, 2001. You should read this table together with the information contained in the documents incorporated by reference into this prospectus, including our financial statements and the notes thereto.



                                                              JUNE 30, 2001
                                                                  ACTUAL
                                                              --------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................   $   346,121
                                                               ===========
Long-term debt (including current portion):
  Bank facility(1)..........................................   $   178,378
  13 1/4% Senior Discount Notes due 2010....................       747,102
  Vendor financing(1).......................................       327,327
  Long-term lease arrangement(2)............................        84,647
  Note payable(3)...........................................           481
  Capital leases............................................        16,966
                                                               -----------
     Total long-term debt...................................     1,354,901
                                                               -----------
Shareholders' equity
  Class A voting shares.....................................       465,740
  Class B non-voting shares.................................       614,725
  Warrants..................................................        55,189
  Additional paid-in-capital................................           255
  Loans to officers.........................................        (3,868)
  Deficit...................................................      (452,713)
                                                               -----------
  Total shareholders' equity................................       679,328
                                                               -----------
     Total capitalization...................................   $ 2,034,229
                                                               ===========


---------------

(1) For a description of the terms of the bank facility, the Lucent facility and the Cisco facility, see the description of our financing arrangements in
    Item 10.C. of our annual report on Form 20-F, which is incorporated by reference into this prospectus.


(2) For a description of this long-term lease arrangement, see Item 10.C. of our annual report on Form 20-F and Item 3.A. of our quarterly financial statements on Form 6-K, which are incorporated by reference into this prospectus.


(3) Represents an amount payable pursuant to a right to purchase the building that houses our central office in Burnaby, British Columbia.

                                    BUSINESS

     You will find a complete description of our business in our most recent annual report on Form 20-F. Important recent events that have occurred since the filing of most recent annual report are described in our quarterly and current reports filed by us with the SEC. See "Where You Can Obtain More Information".

                          DESCRIPTION OF THE WARRANTS


     The warrants that are being offered were issued by Group Telecom on February 1, 2000. The warrants have been issued pursuant to a warrant agreement (the "Warrant Agreement"), as of the same date, between Group Telecom and The Chase Manhattan Bank, as warrant agent (the "Warrant Agent"). On February 1, 2000, Group Telecom issued and sold 855,000 units consisting of US$855,000,000 in stated amount at maturity of 13 1/4% senior discount notes due 2010 and 855,000 warrants to purchase an aggregate 4,198,563 shares. The notes and warrants became separately transferable in July 2000. As of September 19, 2001, 72,275 of the outstanding warrants have been exercised. If all the 855,000 outstanding warrants were exercised at the Exercise Rate (as defined below) in effect at the date of this prospectus, such exercise would result in the issuance by Group Telecom of 4,198,563 class B non-voting shares. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Agreement relating thereto, a copy of which may be obtained upon request from Group Telecom.


GENERAL

     As of the date of this prospectus, each warrant, when exercised, will entitle the holder thereof to receive 4.9106 class B non-voting shares (the "Exercise Rate") of Group Telecom at no additional cost to the holder of the warrant. The warrants became exercisable upon the effectiveness of the shelf registration statement, of which this prospectus forms a part. Unless earlier exercised, the warrants will expire on February 1, 2010. The number of class B non-voting shares issuable upon exercise of a warrant is subject to adjustment in the circumstances described below under "-- Adjustments."

     No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the Warrant Agent maintained for that purpose. Group Telecom may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with an registration or transfer or exchange of warrant certificates.

     The holders of the warrants have no right to vote on matters submitted to the shareholders of Group Telecom or to receive notice of meetings of shareholders or any other rights of shareholders of Group Telecom, including any right to receive cash dividends. The holders of the warrants have no preemptive rights and are not entitled to share in the assets of Group Telecom in the event of the liquidation, dissolution or winding up of Group Telecom's affairs.

EXERCISE

     The warrants may be exercised by surrendering to Group Telecom the warrant certificates evidencing such warrants, if any, with the accompanying form of election to purchase, properly completed and executed. Upon surrender of the warrant certificate, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of class B non-voting shares or other securities or property to which such holder is entitled under the warrants and Warrant Agreement, including, without limitation, at Group Telecom's option, any cash payable to adjust for fractional interests in class B non-voting shares issuable upon such exercise. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

     At Group Telecom's option, fractional class B non-voting shares may not be issued upon exercise of the warrants. If any fraction of a class B non-voting share would, except for the foregoing provision, be issuable upon the exercise of any such warrants (or specified portion thereof), Group Telecom will pay an amount in cash equal to the Current Market Value per class B non-voting share as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

ADJUSTMENTS

     The number of class B non-voting shares that may be purchased upon the exercise of the warrants will be subject to adjustment in certain events including:

          (1) the payment by Group Telecom of dividends or other distributions on class A voting or class B non-voting shares of Group Telecom payable in such class A voting or class B non-voting shares or other shares of Group Telecom's capital stock,

          (2) subdivisions, combinations and certain reclassifications of class A voting or class B non-voting shares,

          (3) sales by Group Telecom of class A voting or class B non-voting shares, or of securities convertible into or exchangeable or exercisable for, class A voting or class B non-voting shares of the Company at less than the Current Market Value of such shares (provided that no adjustment shall be made with respect to our issuance, after the date of the Indenture, of series B first preference shares to Shaw Communications in connection with our acquisition of the business of Shaw FiberLink), and

          (4) the distribution to all holders of class A voting or class B non-voting shares of any of Group Telecom's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (3) above and excluding cash dividends or other cash distributions from current or retained earnings).

     In the event of a taxable distribution to holders of class B non-voting shares which results in an adjustment to the number of class B non-voting shares or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal Income tax as a dividend.

     In the case of certain reclassifications, redesignations, reorganizations or change in the number of outstanding shares of class B non-voting shares or amalgamations, consolidations or mergers of Group Telecom or the sale of all or substantially all of the assets of Group Telecom, each warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such amalgamation, consolidation, merger or sale had the warrants been exercised immediately prior thereto.

AMENDMENT

     From time to time, Group Telecom and the Warrant Agent, without the consent of the holders of the warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the warrants shall require the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected shall be required for an amendment pursuant to which the number of class B non-voting shares purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any of the warrants remain outstanding, Group Telecom shall cause copies of the reports and other documents, which it would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act if it was subject to those rules, to be filed with the Warrant Agent and mailed to the holders at their addresses appearing in the register of warrants maintained by the Warrant Agent.

CERTAIN DEFINITIONS

     "Current Market Value" per class B non-voting share or any other security of Group Telecom at any date means

          (1) if the security is not registered under the Exchange Act,

             (a) the value of the security, determined in good faith by the Board of Directors of Group Telecom and certified in a Board resolution filed with the Warrant Agent, based on the most recently completed arms-length transaction between Group Telecom and a person other than an Affiliate of Group Telecom and the closing of which occurs on such date or shall have occurred with the six-month period preceding such date, or

             (b) if no such transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by a nationally recognized independent financial expert (provided that, in the case of the calculation of Current Market Value for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgement of the Board of Directors, a reasonable determination of value, may be utilized), or

        (2) (a) if the security is registered under the Exchange Act, the average of the daily closing sales prices of the securities for the 20 consecutive days immediately preceding such date, or (b) if the securities have been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (2)(a) and (2)(b), as certified to the Warrant Agent by the President, the Chief Executive Officer or the Chief Financial Officer of Group Telecom. The closing sales price for each such trading day shall be (A) in the case of a security listed or admitted to trading on any United States national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Group Telecom, (C) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day, designated by Group Telecom, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are not bid and asked prices reported during the 30 days prior to the date in question, the Current Market Value shall be determined as if the securities were not registered under the Exchange Act.

     If clause (1) of the preceding paragraph is applicable, the Board of Directors of Group Telecom is required to select an independent financial expert not more than five business days following an event requiring a valuation. Within five days after its selection of the independent financial expert, Group Telecom must deliver to the Warrant Agent a notice setting forth the name of such independent financial expert. Group Telecom must use its best efforts (including by selecting another independent financial expert) to cause the independent financial expert to deliver to Group Telecom, with a copy to the Warrant Agent, a value report which states the relevant value of the class B non-voting shares or warrants or other securities being valued as of the valuation date and contains a brief statement as to the nature and scope of the methodologies upon which the determination was made. The Warrant Agent will have no duty with respect to the value report of any independent financial expert, except to keep it on file and available for inspection by the holders of the warrants. The determination of the independent financial expert as to the relevant value in accordance with the provisions of the warrant agreement will be conclusive on all persons.

REGISTRATION COVENANT

     Group Telecom entered into a registration rights agreement (the "Warrants Registration Rights Agreement") pursuant to which Group Telecom agreed, for the benefit of the holders of the warrants, to file with the Commission a shelf registration statement (the "Class B Registration Statement") under the Securities Act relating to the resale of the warrants and the class B non-voting shares issuable upon the exercise of the warrants upon the earlier to occur of

          (1) the 180th day following the initial public offering of the class B non-voting shares of Group Telecom; or

          (2) December 31, 2001,

and to use its best efforts to cause such registration statement to become effective within 90 days following its filing.

     Group Telecom agreed to use its best efforts to keep the Class B Registration Statement effective until the earlier to occur of (i) the second anniversary of the effective date of the registration statement or (ii) such time as there are no longer outstanding any warrants or class B non-voting shares issuable upon exercise of the warrants; provided that Group Telecom may postpone the filing of, or suspend the effectiveness of, any registration statement or amendment thereto, suspend the use of any prospectus and shall not be required to amend or supplement the Class B Registration Statement, any related prospectus or any document incorporated therein by reference in the event that, and for a period (a "Suspension Period") not to exceed an aggregate of 60 days,

          (1) an event or circumstance occurs and is continuing as a result of which the Class B Registration Statement, any related prospectus or any document incorporated therein by reference as then supplemented or proposed to be filed would, in Group Telecom's good faith judgment, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and

          (2) Group Telecom determines in its good faith judgment that the disclosure of such an event at such time would have a material adverse effect on the business, operations or prospects of Group Telecom or the disclosure otherwise relates to a material business transaction that has not yet been publicly disclosed.

     If the Class B Registration Statement is not declared effective by the earlier to occur of (1) the 270th day following the initial public offering of the class B non-voting shares of Group Telecom or (2) March 31, 2002, and the class B non-voting shares are not at that time listed on a stock exchange prescribed for Canadian income tax purposes, Group Telecom will be required to make an offer to purchase all of the outstanding warrants at a price at least equal to the Current Market Value of the warrants.

                            DESCRIPTION OF THE NOTES

     The notes were issued under an Indenture, dated as of February 1, 2000, between Group Telecom and The Chase Manhattan Bank, as trustee (the "Trustee"), as amended by a supplemental indenture dated July 11, 2000 between Group Telecom and the Trustee (the "Indenture"). The statements under this caption relating to the notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "sec." or articles are references to the Indenture. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. Copies of the Indenture and the Registration Rights Agreement are available for review at the corporate office of the Trustee and may also be obtained from Group Telecom upon request (see "Where You Can Obtain More Information About Us").

     As used in this Description of the Notes, references to the "Group Telecom" refer to GT Group Telecom Inc. only, without reference to its subsidiaries.

GENERAL

     In February 2000, Group Telecom issued Units consisting of notes with an aggregate stated amount at maturity of US$855 million, and Warrants, at an issue price of US$526.51 per US$1,000 (or 52.651%) stated amount at maturity of the Notes (the "Issue Price"), to generate gross proceeds of approximately US$450 million. Pursuant to the Registration Rights Agreement, Group Telecom later registered a like amount of notes which are substantially identical to the initial notes issued as part of the Units and exchanged these registered notes for those initial notes. The initial notes and the registered notes issued in exchange are collectively referred to herein as the "Notes". The indenture governing the Notes will allow Group Telecom to issue Notes having up to an additional aggregate stated amount at maturity of US$200 million. The issuance of any of those additional Notes will be subject to Group Telecom's ability to incur indebtedness under the covenant "Limitation on Debt" and similar restrictions in the instruments governing Group Telecom's other Debt. Any such additional Notes will be treated as part of the same class and series as the Notes for purposes of voting under the Indenture governing the Notes. Notes will be issued in denominations of US$1,000 in stated amount at maturity and integral multiples of US$1,000 in stated amount at maturity. The Notes will mature on February 1, 2010.

     The Notes will bear interest on the Issue Price at the rate of 13 1/4% per year computed on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months from the date of original issuance of the Notes. In the period prior to February 1, 2005, interest at the rate of 13 1/4% per year will accrue on the Issue Price but will not be payable in cash until the maturity date ("Deferred Interest"). For U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder of Notes as such Deferred Interest accrues from the date of original issuance of the Notes.

     Beginning on February 1, 2005, the Notes will bear interest ("Current Interest") on the stated amount at maturity at the rate per annum shown on the front cover of this prospectus, payable in cash semi-annually on February 1 and August 1 of each year, commencing August 1, 2005, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding January 15 or July 15, as the case may be. The stated amount at maturity is US$1,000 per Note and represents the Issue Price plus Deferred Interest accrued but unpaid to February 1, 2005. The Notes will bear interest on overdue principal and premium, if any, and, to the extent permitted by law, overdue interest at the rate of 13 1/4% per year plus 1%. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The yearly rate of interest that is equivalent to the rate payable under the Notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for purpose of providing the disclosure required by the Interest Act (Canada).

     Group Telecom may elect upon not less than 90 days prior notice, to commence the accrual of interest payable in cash on all outstanding Notes on any February 1 or August 1 on or after February 1, 2003 and prior to February 1, 2005, in which case the stated amount at maturity of each Note will on such commencement date be reduced to the Accreted Value of such Note as of such date and cash interest shall by payable with respect to such Note on each August 1 and February 1 thereafter. (sec.sec. 301, 308 and 311)

     Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of Group Telecom maintained for that purpose in the Borough of Manhattan, the City of New York, provided, that at the option of Group Telecom, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by Group Telecom, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (sec.sec. 301, 305 and 1002)

     The Notes will be issued in fully registered form, without coupons, in denominations of US$1,000 stated amount at maturity and any integral multiple thereof. (sec. 302) No service charge will be made for any registration of transfer or exchange of Notes, but Group Telecom may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305) Notes will not be issued in bearer form.

RANKING

     The Notes will be senior unsecured obligations of Group Telecom, will rank pari passu in right of payment with all existing and future senior unsecured obligations of Group Telecom and will rank senior in right of payment to all future subordinated obligations of Group Telecom. Holders of secured obligations of Group Telecom, however, will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other obligations.

     Group Telecom's principal operations are conducted through its Subsidiaries and, therefore, Group Telecom is dependent upon the cash flow of its Subsidiaries to meet its obligations. Group Telecom's Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the Notes. Therefore, the Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of Group Telecom's Subsidiaries. Any right of Group Telecom to receive assets of any of its Subsidiaries upon any liquidation or reorganization of such Subsidiary (and the consequent right of holders of the Notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that Group Telecom is itself recognized as a creditor of the Subsidiary. Any recognized claims of Group Telecom as a creditor of the Subsidiary would be subordinate to any prior security interest held by any other creditor of the Subsidiary and obligations of the Subsidiary that are senior to those owing to Group Telecom.

OPTIONAL REDEMPTION

  GENERAL

     Group Telecom may redeem the Notes, at its option, in whole or in part, at any time on or after February 1, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at such holder's address appearing in the note register, in amounts of US$1,000 stated amount at maturity or an integral multiple of US$1,000 stated amount at maturity, at the following redemption prices (expressed as percentages of the stated amount at maturity) plus accrued and unpaid Current Interest to but excluding the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an

Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning February 1 of the years indicated below:

YEAR                                                       REDEMPTION PRICE
----                                                       ----------------
2005.....................................................      106.625%
2006.....................................................      104.417%
2007.....................................................      102.208%
2008 and thereafter......................................      100.000%

     Group Telecom may redeem the Notes prior to February 1, 2005 only in the event that on or before February 1, 2003, Group Telecom receives net proceeds from the sale of its Common Stock in one or more Public Equity Offerings or Strategic Equity Investments, in which case Group Telecom may, at its option, use all or a portion of any such net proceeds to redeem Notes up to 35% of the stated amount at maturity of the Notes, provided, however, that Notes in an amount equal to at least 65% of the aggregate stated amount at maturity of the Notes remain outstanding after each such redemption. Any such redemption must occur on a Redemption Date within 75 days of any such sale and upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes to be redeemed at such holder's address appearing in the note register, in stated amounts of US$1,000 at maturity or integral multiples thereof, at a redemption price of 113.25% of the Accreted Value of the Notes plus accrued and unpaid Current Interest, if any, to but excluding the Redemption Date.

     If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of US$1,000; provided that the Trustee shall redeem the Notes on as nearly a pro rata basis as is practicable. (sec.sec. 203, 1101, 1104, 1105 and 1107)

     The Notes will not have the benefit of any sinking fund.

  REDEMPTION FOR CHANGES IN CANADIAN WITHHOLDING TAX

     Group Telecom may, at its option, redeem the Notes, as a whole but not in part, at any time upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes at the addresses appearing in the Note Register at a redemption price equal to 100% of the Accreted Value of the Notes plus accrued and unpaid Current Interest to but excluding the Redemption Date if Group Telecom has become or would become obligated to pay on the next date on which any amount would be payable under or with respect to the Notes, any Additional Amounts as a result of any change or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position or administration or assessing practices regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the date of the Indenture. See "-- Additional Amounts for Canadian Taxes." (sec. 1101)

COVENANTS

     The Indenture contains, among others, the following covenants:

  LIMITATION ON DEBT

     Group Telecom may not, and may not permit any Restricted Subsidiary of Group Telecom to, incur any Debt unless

          (1) the ratio of

             (a) the aggregate principal amount of Debt of Group Telecom and the Restricted Subsidiaries of Group Telecom outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to

             (b) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters immediately preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be greater than zero and be less than 6.0 to 1.0 for such four-quarter periods, or

          (2) Group Telecom's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet of Group Telecom, after giving pro forma effect to

             (a) the Incurrence of such Debt and any other Debt Incurred since such balance sheet date,

        and

             (b) paid-in capital (excluding the amount of any Redeemable Stock) received since such balance sheet date or concurrently with the Incurrence of such Debt,

        and in each case the receipt and application of the proceeds thereof, is less than 2.0 to 1.

     Even if Group Telecom is not able to comply with the financial ratios described in the first paragraph of this covenant, Group Telecom and any Restricted Subsidiary may Incur the following Debt:

          (1) Debt under Credit Facilities in an aggregate principal amount at any one time not to exceed $220 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Credit Facilities, does not exceed the aggregate principal amount outstanding or available under all Credit Facilities immediately prior to such renewal, extension, refinancing or refunding;

          (2) Purchase Money Debt and Vendor Financing Debt which is incurred for the construction, acquisition, design, development, installation, integration, transportation and improvement of Telecommunications Assets; provided that the amount of such Purchase Money Debt and Vendor Financing Debt does not exceed 100% of the cost of the construction, acquisition, design, development, installation, integration, transportation or improvement of the applicable Telecommunications Assets;

          (3) Debt (other than Debt described in another clause of this paragraph) outstanding on the date of original issuance of the Notes after giving effect to the application of the proceeds of the Notes and the Credit Facilities, as described in a schedule to the Indenture;

          (4) Debt Incurred by Group Telecom under the Notes issued as of the date of the Indenture;

          (5) Debt owed by Group Telecom to any Wholly Owned Restricted Subsidiary of Group Telecom for which fair value has been received or Debt owed by a Restricted Subsidiary of Group Telecom to Group Telecom or a Wholly Owned Restricted Subsidiary of Group Telecom; provided, however, that (a) any such Debt owing by Group Telecom to a Wholly Owned Restricted Subsidiary shall be Subordinated Debt evidenced by an intercompany promissory note and (b) upon either (1) the transfer or other disposition by such Wholly Owned Restricted Subsidiary or Group Telecom of any Debt so permitted to a Person other than Group Telecom or another Wholly Owned Restricted Subsidiary of Group Telecom or (2) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than

     Group Telecom or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (iv) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

          (6) Debt Incurred under a Receivables Facility in an aggregate principal amount not to exceed at any one time outstanding 80% of (i) the net book value (after allowance for doubtful accounts) of the Accounts Receivable of Group Telecom or such Restricted Subsidiary less (ii) the value of any Accounts Receivable of such Persons pledged, contributed, sold or otherwise transferred or encumbered pursuant to any Receivables Sale, determined in accordance with generally accepted accounting principles;

          (7) Acquired Debt; provided that after giving pro forma effect to the applicable merger, amalgamation, consolidation or acquisition to which such Acquired Debt relates, and treating such Debt as having been Incurred at the time of such merger, amalgamation, consolidation or acquisition, Group Telecom could Incur at least US$1.00 of additional Debt pursuant to the first paragraph of this covenant;

          (8) Debt consisting of Permitted Interest Rate or Currency Agreements;

          (9) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of, the Notes (including any Exchange Notes) or outstanding Debt Incurred pursuant to the first paragraph of this covenant or clause (2) or clause (3) of this paragraph (each of the foregoing, a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by Group Telecom as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of Group Telecom or the Restricted Subsidiary, as the case may be, incurred in connection with such refinancing; provided, however, that

             (a) Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu with or subordinate in right of payment to the Notes shall only be permitted if (i) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is Incurred by Group Telecom and made pari passu to the Notes, or subordinated to the Notes, and (ii) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is Incurred by Group Telecom and constitutes Subordinated Debt;

             (b) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,

                (i) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, defeasance, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the stated maturity of the corresponding portion of the Debt being refinanced, and

                (ii) does not permit redemption or other retirement (including pursuant to an offer to purchase) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described under the "Change of Control" and "Limitation on Asset Dispositions" covenants;

             (c) in the case of any refinancing of Debt Incurred by Group Telecom, the refinancing Debt may be Incurred only by Group Telecom, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by such Restricted Subsidiary or Group Telecom; and

             (d) in the case of any refinancing of Preferred Stock of a Subsidiary, such Preferred Stock may be refinanced only with Preferred Stock of such Subsidiary or Group Telecom;

          (10) Debt

             (a) in respect of performance, surety or appeal bonds Incurred in the ordinary course of business,

             (b) in respect of guarantees or letters of credit Incurred in the ordinary course of business or

             (c) arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Group Telecom or any of its Restricted Subsidiaries pursuant to such agreements, in the case of this clause (c) Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition); and

          (11) Debt Incurred by Group Telecom not otherwise permitted to be Incurred pursuant to clauses (1) through (10) of this paragraph, which, together with any other outstanding Debt Incurred pursuant to this clause
     (11), has an aggregate principal amount not in excess of US$20 million at any time outstanding. (sec. 1008)

     For purposes of determining compliance with this covenant, in the event that an item of Debt outstanding or to be Incurred meets the criteria of more than one of the types of Debt described in this covenant, Group Telecom, in its sole discretion, may classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Debt will not be deemed to be an Incurrence of Debt for purposes of this covenant.

     Notwithstanding any other provision of this "-- Limitation on Debt" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "-- Limitation on Debt" covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rates of currencies.

  LIMITATION ON RESTRICTED PAYMENTS

  Group Telecom

          (1) may not, and may not permit any Restricted Subsidiary of Group Telecom to, directly or indirectly, declare or pay any dividend or make any distribution (including any payment in connection with any merger, amalgamation or consolidation derived from assets of Group Telecom or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof, excluding

             (a) any dividends or distributions by Group Telecom payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock), and

             (b) in the case of a Restricted Subsidiary, dividends or distributions payable

                (i) to Group Telecom or a Restricted Subsidiary, and

                (ii) to minority shareholders of such Restricted Subsidiary; provided that at least a pro rata amount is paid to Group Telecom and/or a Restricted Subsidiary, as the case may be,

          (2) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, purchase, redeem, or otherwise acquire or retire for value

             (a) any Capital Stock of Group Telecom or any Restricted Subsidiary or any Related Person of Group Telecom, or

             (b) any options, warrants or other rights to acquire shares of Capital Stock of Group Telecom or any Restricted Subsidiary or any Related Person of Group Telecom or any securities convertible or exchangeable into shares of Capital Stock of Group Telecom or any Restricted Subsidiary or any Related Person of Group Telecom, in each case except, in the case of Capital Stock of a Restricted Subsidiary, from Group Telecom or a Wholly Owned Restricted Subsidiary of Group Telecom,

          (3) may not make, or permit any Restricted Subsidiary to make, any Investment in any Unrestricted Subsidiary or any Affiliate or any Person that would become an Affiliate after giving effect thereto or any Related Person, other than an Investment

             (a) in Group Telecom or a Restricted Subsidiary of Group Telecom or

             (b) in a Person that will, as a result of such Investment

                (i) become a Restricted Subsidiary of Group Telecom, or

                (ii) be merged with or into or amalgamated or consolidated with a Restricted Subsidiary of Group Telecom in a transaction in which such Restricted Subsidiary will continue to be a Restricted Subsidiary of Group Telecom, or the successor entity (if it is not such Restricted Subsidiary) will become a Restricted Subsidiary of the Company, and which is not, in each case, subject to any restriction that would prevent such Restricted Subsidiary from repaying such Investment, and

          (4) may not, and may not permit any Restricted Subsidiary to, redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of Group Telecom which is subordinate in right of payment to the Notes

     (each of clauses (1) through (4) being a "Restricted Payment") if:

          (1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment, or

          (2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, Group Telecom could not Incur at least US$1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of the "Limitation on Debt" covenant above, or

          (3) after giving pro forma effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of original issuance of the Notes exceeds the sum of:

             (a) cumulative Consolidated Cashflow Available for Fixed Charges of Group Telecom, less 150% of the cumulative Consolidated Interest Expense of Group Telecom, determined from the date of original issuance of the Notes through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available (taken as a single accounting period); plus

             (b) an amount equal to the net reduction in investments by Group Telecom and its Restricted Subsidiaries subsequent to the date of original issuance of the Notes in any Unrestricted Subsidiary resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Group Telecom or any Restricted Subsidiary from such Unrestricted Subsidiary, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, but only to the extent such amount is not included in Consolidated Net Income and not to exceed in the case of any one Unrestricted Subsidiary the amount of Investments previously made by Group Telecom and its Restricted Subsidiaries in such Unrestricted Subsidiary;

        provided, however, that if the requirements of clauses (1) and (2) above are satisfied, Group Telecom or a Restricted Subsidiary of Group Telecom may make a Restricted Payment in an amount equal to the aggregate Net Available Proceeds, and the fair market value of property consisting of Telecommunications Assets (determined by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), received after the date of original issuance of the Notes as capital contributions to Group Telecom or from the issuance, other than to a Subsidiary, of Capital Stock (other than Redeemable Stock and other than Capital Stock in an amount equal to $160 million) of Group Telecom and options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of Group Telecom and the amount by which Debt of Group Telecom has been reduced on Group Telecom's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of Group Telecom) after the date of original issuance of the Notes of any Debt of Group Telecom convertible or exchangeable for Capital Stock (other than Redeemable Stock) of Group Telecom, less the amount of any cash or the fair market value of any property distributed by Group Telecom upon such conversion or exchange; provided that any such net proceeds received by Group Telecom from an employee stock ownership plan financed by loans from Group Telecom or a Restricted Subsidiary of Group Telecom shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination.

Prior to the making of any Restricted Payment pursuant to clauses 3(a) and (b) above that, itself or together with Restricted Payments not previously reported pursuant to the requirements of this sentence, exceeds US$1 million, Group Telecom shall deliver to the Trustee an Officers' Certificate setting forth the computations by which the determinations required by such clauses were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.

     Even if Group Telecom is unable to comply with the first paragraph of this covenant, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing or would result therefrom,

          (1) Group Telecom and any Restricted Subsidiary of Group Telecom may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, Group Telecom or such Restricted Subsidiary could have paid such dividend in accordance with the foregoing provisions;

          (2) Group Telecom may refinance any Debt otherwise permitted by clause
     (9) of the second paragraph under the "Limitation on Debt" covenant above or solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from Group Telecom or a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Stock) of Group Telecom;

          (3) Group Telecom may purchase, redeem, acquire or retire any shares of Capital Stock of Group Telecom solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from Group Telecom or a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Stock) of Group Telecom;

          (4) Group Telecom and any Restricted Subsidiary of Group Telecom may purchase or redeem any Debt from Net Available Proceeds to the extent permitted under the "Limitation on Asset Dispositions" covenant;

          (5) Group Telecom may redeem any right issued to holders of its Capital Stock generally under a shareholders rights plan at a price not to exceed $0.01 per right;

          (6) Group Telecom may purchase, redeem, acquire, cancel or otherwise retire for value shares of Capital Stock of Group Telecom to the extent necessary under provisions limiting foreign ownership of Group Telecom's Capital Stock in the Telecommunications Act (Canada) (after bona fide efforts by Group Telecom to enforce provisions in the Telecommunications Act (Canada)) to enable Group Telecom or any Restricted Subsidiary to operate as a Canadian carrier under the Telecommunications Act (Canada);

          (7) Group Telecom and any Restricted Subsidiary of Group Telecom may make a Permitted Telecommunications Investment in an amount which, together with the aggregate amount of any other Permitted Telecommunications Investment made pursuant to this clause (7), does not exceed the sum of US$20 million;

          (8) Group Telecom and any Restricted Subsidiary of Group Telecom may make any Investment in exchange for, or out of the Net Available Proceeds of, a substantially concurrent issue and sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from Group Telecom or a Restricted Subsidiary) of Capital Stock (other than Redeemable Stock) of Group Telecom;

          (9) Group Telecom may redeem, repurchase, retire or otherwise acquire for value any Capital Stock of Group Telecom and options, warrants or other rights to acquire Capital Stock of Group Telecom held at any time by any director, officer or employee of the Company or any of its Restricted Subsidiaries upon termination of such person's position with the Company or any of its Restricted Subsidiaries in an aggregate amount in any fiscal year not to exceed $2 million; and

          (10) Group Telecom and any Restricted Subsidiary of Group Telecom may make Restricted Payments in an aggregate amount not to exceed US$20 million.

     Any payment made pursuant to clauses (1), (6), (7), (9) or (10) of the second paragraph of this covenant shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the first paragraph of this covenant and the amount of net proceeds from any exchange, conversion or sale of Capital Stock of Group Telecom pursuant to clauses (2), (3) or (8) of the second paragraph of this covenant shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the proviso after clause (3)(b) of the first paragraph of this covenant. (sec. 1009)

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Group Telecom may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Group Telecom

          (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by Group Telecom or any other Restricted Subsidiary of Group Telecom or pay any Debt or other obligation owed to Group Telecom or any other Restricted Subsidiary;

          (2) to make loans or advances to Group Telecom or any other Restricted Subsidiary; or

          (3) to transfer any of its property or assets to Group Telecom or any other Restricted Subsidiary.

     Even if Group Telecom is unable to comply with the first paragraph of this covenant, Group Telecom may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

          (1) pursuant to any agreement existing on the date of original issuance of the Notes as described in a schedule to the Indenture;

          (2) pursuant to an agreement relating to any Debt Incurred by a Person (other than a Restricted Subsidiary of Group Telecom existing on the date of original issuance of the Notes or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary of Group Telecom and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

          (3) pursuant to an agreement effecting a renewal, extension, refunding or refinancing of Debt Incurred pursuant to an agreement referred to in clause (1) or (2) above, provided, however, that the provisions contained in such renewal, extension, refunding or refinancing agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors filed with the Trustee;

          (4) in the case of clause (3) of the first paragraph of this covenant, pursuant to restrictions contained in any security agreement (including a capital lease) securing Debt of a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement;

          (5) in the case of clause (3) of the first paragraph of this covenant, pursuant to customary nonassignment provisions entered into in the ordinary course of business consistent with past practices in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under any such contract;

          (6) with respect to a Restricted Subsidiary of Group Telecom imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into; or

          (7) if such encumbrance or restriction is the result of applicable corporate law or other regulation relating to the payment of dividends or distributions. (sec. 1010)

  LIMITATION ON LIENS

     Group Telecom may not, and may not permit any Restricted Subsidiary of Group Telecom to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any property or assets, now owned or hereafter acquired, to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes

          (1) equally and ratably with such Debt as to such property for so long as such Debt will be so secured, or

          (2) in the event such Debt is Debt of Group Telecom which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

     Even if Group Telecom does not satisfy the requirements in the first paragraph of this covenant, Group Telecom and any Restricted Subsidiary may incur:

          (1) Liens existing on the date of the Indenture and securing Debt outstanding on the date of the Indenture, after giving effect to the application of the proceeds of the Notes, as described in a schedule to the Indenture;

          (2) Liens securing only the Notes;

          (3) Liens securing Debt under clause (1) or clause (2) under the second paragraph of the "Limitation on Debt" covenant;

          (4) Liens in favor of Group Telecom or any Wholly-Owned Subsidiary of Group Telecom;

          (5) Liens on real or personal property of Group Telecom or a Restricted Subsidiary of Group Telecom acquired, constructed or constituting improvements made after the date of original issuance of the Notes to secure Purchase Money Debt or Vendor Financing Debt which is Incurred for the construction, design, development, installation, integration, transportation, acquisition or improvement of Telecommunications Assets and is otherwise permitted under the Indenture, provided, however, that

             (a) the principal amount of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Liens,

             (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property, and

             (c) such Lien does not extend to or cover any property other than the specific item of property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Debt;

          (6) Liens to secure Acquired Debt, provided, however, that

             (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset, and

             (b) such Lien does not extend to or cover any other asset;

          (7) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (2), (5) and (6) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (9) of the second paragraph of the "-- Limitation on Debt" covenant;

          (8) Permitted Liens.

     In addition to the foregoing, Group Telecom and its Restricted Subsidiaries may incur a Lien to secure any Debt or enter into a Sale and Leaseback Transaction, without equally and ratably securing the Notes, if the sum of

          (1) the amount of Debt secured by any Lien incurred after the date of the Indenture and otherwise prohibited by the Indenture, and

          (2) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the Indenture and otherwise prohibited by the Indenture does not exceed 5% of Consolidated Tangible Assets of the Company. (sec. 1011)

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Group Telecom may not, and may not permit any Restricted Subsidiary of Group Telecom to, enter into any Sale and Leaseback Transaction unless

          (1) Group Telecom or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under the "Limitation on Liens" covenant above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the Notes, and

          (2) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under the "Limitation on Asset Dispositions" covenant (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant. (sec. 1012)

  LIMITATION ON ASSET DISPOSITIONS

     Group Telecom may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions unless:

          (1) Group Telecom or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee; and

          (2) at least 75% of the consideration for such disposition consists of

             (a) cash or readily marketable cash equivalents or the assumption of Debt of Group Telecom (other than Debt that is subordinated to the Notes) or of such Restricted Subsidiary, as the case may be, relating to such assets and release from all liability on the Debt assumed, or

             (b) Telecommunications Assets.

     An amount equal to all Net Available Proceeds, less any amounts invested within 360 days of such disposition in assets related to the business of Group Telecom and its Restricted Subsidiaries, must be applied within 360 days of such disposition

          (1) first, to the permanent repayment or reduction of Debt then outstanding under any Credit Facility or Vendor Financing Debt, to the extent such agreements would require such application or prohibit payments pursuant to clause (2) of this paragraph,

          (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their Accreted Value plus accrued and unpaid Current Interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of Group Telecom that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase,

          (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, within 15 days after the completion of such Offer to Purchase, to the repayment of other Debt of Group Telecom or Debt of a Restricted Subsidiary of Group Telecom, to the extent permitted under the terms of such Debt, and

          (4) fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by Group Telecom for any purpose which is not otherwise prohibited by the Indenture.

     Notwithstanding the requirements of the second paragraph of this covenant, Group Telecom shall not be required to make an Offer to Purchase pursuant to clause (2) of the second paragraph of this covenant if the remaining Net Available Proceeds after giving effect to the application required by clause (1) of the second paragraph of this covenant is less than US$5 million. (sec. 1013)

  LIMITATION ON OWNERSHIP OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Group Telecom may not, and may not permit any Restricted Subsidiary of Group Telecom to, issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of Group Telecom or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of Group Telecom if, as a result of such transaction, such Restricted Subsidiary would cease to be a Restricted Subsidiary, unless such transaction

          (1) consists of a sale of all of the Capital Stock of such Restricted Subsidiary owned by Group Telecom and its Restricted Subsidiaries, and

          (2) complies with the provisions described under the "Limitation on Asset Dispositions" covenant above to the extent such provisions apply. (sec. 1014)

  TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     Group Telecom may not, and may not permit any Restricted Subsidiary of Group Telecom to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of Group Telecom (other than Group Telecom or a Wholly Owned Restricted Subsidiary of Group Telecom), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to Group Telecom or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Restricted Subsidiary.

     For any transaction that involves in excess of US$250,000 but less than or equal to US$2,500,000, the Chief Executive Officer or Chief Operating Officer of Group Telecom shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee.

     For any transaction that involves in excess of US$2,500,000, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. For any transaction that involves in excess of US$10,000,000 (other than for investments by or financial advisory or financing services provided by any of Goldman Sachs Merchant Bank, Canadian Imperial Bank of Commerce, First Marathon Securities Limited or their respective Affiliates, in respect of which the pricing or fees are negotiated in good faith by Group Telecom, as determined by the Board of Directors), Group Telecom shall also obtain an opinion from a nationally recognized expert in the United States or Canada with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to Group Telecom or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of Group Telecom, which opinion shall be filed with the Trustee.

     The requirements described in the preceding paragraphs of this covenant shall not apply to

          (1) any compensation or employment benefit arrangements (including stock options) entered into by Group Telecom or any Restricted Subsidiary in the ordinary course of business of Group Telecom or such Restricted Subsidiary or which have been approved by the Compensation Committee of the Board of Directors of Group Telecom, and

          (2) any transaction pursuant to agreements or arrangements in existence on the date of the Indenture. (sec. 1015)

  CHANGE OF CONTROL

     Within 30 days of the occurrence of a Change of Control, Group Telecom will be required to make an Offer to Purchase all Outstanding Notes at a purchase price equal to 101% of the Accreted Value thereof plus Current Interest, if any, to the date of purchase.

     A "Change of Control" will be deemed to occur at such time as either:

          (1) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto, together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of Group Telecom; or

          (2) any Person or Group other than Permitted Holders, together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of Group Telecom so that such nominees, when added to any existing director remaining on the Board of Directors of Group Telecom after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of Group Telecom.

     Group Telecom will not be required to make an Offer to Purchase any Notes upon a Change of Control if it has exercised its right to redeem all of the Notes as described above under "-- Optional Redemption" or if a third party makes an Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by Group Telecom and purchases all of the Notes of such series validly tendered and not withdrawn under such an Offer to Purchase.

     If Group Telecom makes an Offer to Purchase, we cannot assure you that Group Telecom will have funds sufficient to pay the purchase price and accrued interest described above for all of the Notes that might be tendered by holders of the Notes seeking to accept the Offer to Purchase. If Group Telecom fails to make the Offer to Purchase or fails to pay the purchase price and accrued interest described above on the date specified therefor, the Trustee and the holders of Notes will have the rights described under "-- Events of Default."

     In the event that Group Telecom makes an Offer to Purchase the Notes, Group Telecom intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934. (sec. 1016)

  PROVISION OF FINANCIAL INFORMATION

     Whether or not Group Telecom is required to be subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or any successor provision thereto, Group Telecom shall file with the Commission the annual reports, quarterly reports and other documents which Group Telecom would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Group Telecom were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Group

Telecom would have been required so to file such documents if Group Telecom were so required. Group Telecom shall also in any event

          (1) within 15 days of each Required Filing Date

             (a) transmit by mail to all holders of the Notes, as their names and addresses appear in the Security Register, without cost to such, and

             (b) file with the Trustee, copies of the annual reports, quarterly reports and other documents which Group Telecom files with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto if Group Telecom were required to be subject to such Sections, and

          (2) if filing such documents by Group Telecom with the Commission is not permitted under the Securities Exchange Act of 1934, promptly upon written request supply copies of such documents to any prospective holder of Notes. (sec. 1017)

UNRESTRICTED SUBSIDIARIES

     Group Telecom may designate any Subsidiary of Group Telecom to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means

          (1) any Subsidiary designated as such by the Board of Directors as set forth below where

             (a) neither Group Telecom nor any of its other Subsidiaries, other than another Unrestricted Subsidiary,

                (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt), or

                (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and

             (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary, including any right which the holders thereof may have to take enforcement action against such Subsidiary would permit, upon notice, lapse of time or both, any holder of any other Debt of Group Telecom and its Subsidiaries, other than another Unrestricted Subsidiary, to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of Group Telecom which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either

          (1) the Subsidiary to be so designated has total assets of US$1,000 or less, or

          (2) immediately after giving effect to such designation, Group Telecom could Incur at least US$1.00 of additional Debt pursuant to the first paragraph under the "Limitation on Debt" covenant,

and provided, further, that Group Telecom could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary pursuant to the "Limitation on

Restricted Payments" covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary provided that, immediately after giving effect to such designation,

          (1) no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing,

          (2) Group Telecom could Incur at least US$1.00 of additional Debt pursuant to the first paragraph under the "Limitation on Debt" covenant, and

          (3) all Liens of such Subsidiary outstanding immediately following such designation would, if incurred at that time, have been permitted to be Incurred for all purposes of the Indenture.

     Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions. (sec. 101)

AMALGAMATIONS, MERGERS, CONSOLIDATIONS AND CERTAIN SALES AND PURCHASES OF ASSETS

     Group Telecom may not, in a single transaction or a series of related transactions,

          (1) amalgamate, consolidate or merge with or into any other Person or permit any other Person to amalgamate, consolidate or merge with or into Group Telecom, or

          (2) directly or indirectly transfer, sell, lease or otherwise dispose of all or substantially all of its assets,

unless:

          (1) in a transaction in which Group Telecom does not survive or in which Group Telecom sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to Group Telecom is organized under the laws of the United States of America, any State thereof, the District of Columbia, Canada or any territory or province thereof and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of Group Telecom's obligations under the Indenture;

          (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of Group Telecom or a Restricted Subsidiary as a result of such transaction as having been Incurred by Group Telecom or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the Consolidated Net Worth of Group Telecom (or other successor entity to Group Telecom) is equal to or greater than that of Group Telecom immediately prior to the transaction;

          (4) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of Group Telecom or a Restricted Subsidiary as a result of such transaction as having been Incurred by Group Telecom or such Restricted Subsidiary at the time of the transaction, Group Telecom (including any successor entity to Group Telecom) could Incur at least US$1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under the "Limitation on Debt" covenant above;

          (5) if, as a result of any such transaction, property or assets of Group Telecom would become subject to a Lien prohibited by the provisions of the Indenture described under the "Limitation on Liens" covenant above, Group Telecom or the successor entity to Group Telecom shall have secured the Notes as required by such covenant; and

          (6) certain other conditions are met. (sec. 801)

ADDITIONAL AMOUNTS FOR CANADIAN TAXES

     All payments made by Group Telecom under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes"), unless Group Telecom is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If Group Telecom is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, Group Telecom will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of the Notes (an "Excluded Holder")

          (1) with which Group Telecom does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or

          (2) which is subject to such Taxes by reason of any connection between such holder and Canada or any province or territory thereof other than the mere holding of Notes or the receipt of payments thereunder.

     Group Telecom will also

          (1) make such withholding or deduction, and

          (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

     Group Telecom will furnish to the holders of the Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Group Telecom. Group Telecom will indemnify and hold harmless each holder of the Notes (other than all Excluded Holders) for the amount of

          (1) any Taxes not withheld or deducted by Group Telecom and levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes,

          (2) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and

          (3) any Taxes imposed with respect to any reimbursement under clauses
     (1) or (2) of this paragraph.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if Group Telecom is aware that it will be obligated to pay Additional Amounts with respect to such payment, Group Telecom will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of the Notes on the payment date. Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Accreted Value, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. (sec. 1018)

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (sec. 101)

     "Accreted Value" means, as of any date (the "Specified Date"), with respect to each US$1,000 stated amount at maturity of Notes the sum of (a) the Issue Price of each Note and (b) the amount of accrued but unpaid Deferred Interest on such Note to the Specified Date such that:

     (1) if the Specified Date is one of the following dates (each a "Semiannual Accrual Date") the Accreted Value will be the amount set forth opposite such date below:

SEMIANNUAL ACCRUAL DATE                                       ACCRETED VALUE
-----------------------                                       --------------
Issue Date..................................................   US$  526.51
August 1, 2000..............................................        561.39
February 1, 2001............................................        598.58
August 1, 2001..............................................        638.24
February 1, 2002............................................        680.52
August 1, 2002..............................................        725.61
February 1, 2003............................................        773.68
August 1, 2003..............................................        824.94
February 1, 2004............................................        879.59
August 1, 2004..............................................        937.86
February 1, 2005 and thereafter.............................   US$1,000.00

     (2) if the Specified Date occurs before February 1, 2005, and between two Semiannual Accrual Dates, the sum of (A) the Accreted Value for the Semiannual Accrual Date immediately preceding the Specified Date and
          (B) an amount equal to the Deferred Interest accrued from such Semiannual Accrual Date to the Specified Date;

provided that, if Group Telecom has elected to accrue interest payable in cash commencing on any date (the "cash election date") on or after February 1, 2003 and prior to February 1, 2005, the Accreted Value of any Note on any Specified Date after such cash election date will be equal to the Accreted Value as of such cash election date.

     "Accounts Receivable" of a Person means the Receivables of such person arising in the ordinary course of business from the sale of products or the provision or sale of services by such Person.

     "Acquired Debt" means, with respect to any specified Person,

          (1) Debt of any other Person existing at the time such Person merges with or into or amalgamates or consolidates with or becomes a Restricted Subsidiary of such specified Person,

          (2) Debt secured by a Lien encumbering any asset acquired by such specified Person,

which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, amalgamation, consolidation or acquisition but excluding Debt which is extinguished, retired or repaid in connection with such other Person merging with or into or amalgamating or consolidating with or becoming a Restricted Subsidiary of such Person.

     "Acquisition" means the Acquisition of the business and assets of Shaw FiberLink Ltd. pursuant to the Asset Purchase and Subscription Agreement, dated as of December 22, 1999, among Shaw Communications Inc., Shaw FiberLink Ltd., GT Group Telecom Inc. and GT Group Telecom Services Corp., as the same may be amended from time to time.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition,

"control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business, provided in each of the foregoing instances that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to US$2 million or more. The term "Asset Disposition" shall not include

          (1) the designation of any Subsidiary as an Unrestricted Subsidiary;

          (2) the contribution to the capital of any Unrestricted Subsidiary, in either case in compliance with the applicable provisions of the Indenture;

          (3) exchanges or swaps of Telecommunications Assets for other Telecommunications Assets where the fair market value of the Telecommunications Assets received is at least equal to the fair market value of the Telecommunications Assets disposed of or, if less, the difference is received in cash and such cash is Net Available Proceeds;

          (4) sales of Receivables in connection with a Receivables Facility; or

          (5) an Investment that is permitted under the "Limitation on Restricted Payments" covenant.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the capitalized amount thereof that would appear on the face of a balance sheet in accordance with generally accepted accounting principles.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Capital Ratio" as of any date means the ratio of:

          (1) the aggregate consolidated principal amount of Debt of Group Telecom and any Debt of its Restricted Subsidiaries then outstanding; to

          (2) the consolidated capital of Group Telecom and its Restricted Subsidiaries as of such date.

For purposes of this calculation, "capital" shall mean shareholders' equity (deficit), except that all Preferred Stock (other than Redeemable Stock) shall be included and retained earnings (deficit) shall be excluded, each in accordance with generally accepted accounting principles.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of Group Telecom and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of Group Telecom and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of Group Telecom and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of Group Telecom and its Restricted Subsidiaries for such period, plus (iv) other non-cash charges of Group Telecom and its Restricted Subsidiaries reducing Consolidated Net Income for such period, minus (v) other non-cash items of Group Telecom and its Restricted Subsidiaries for such period increasing Consolidated Net Income for such period.

     "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of Group Telecom and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of Group Telecom and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication or, to the extent not so included, with the addition of,

          (1) the amortization of Debt discounts;

          (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities or with respect to any Credit Facility or Vendor Financing Debt;

          (3) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

          (4) Preferred Stock dividends of Group Telecom and its Restricted Subsidiaries (other than with respect to Redeemable Stock) declared and paid or payable;

          (5) accrued Redeemable Stock dividends of Group Telecom and its Restricted Subsidiaries, whether or not declared or paid;

          (6) interest on Debt guaranteed by Group Telecom and its Restricted Subsidiaries; and

          (7) the portion of any rental obligation allocable to interest expense.

     "Consolidated Net Income" for any period means the consolidated net income (or loss) of Group Telecom and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom

          (1) the net income (or loss) of any Person acquired by Group Telecom or a Restricted subsidiary of Group Telecom in a pooling-of-interests transaction for any period prior to the date of such transaction,

          (2) the net income (or loss) of any Person that is not a Restricted Subsidiary of Group Telecom except to the extent of the amount of dividends or other distributions actually paid to Group Telecom or a Restricted Subsidiary of Group Telecom by such Person during such period,

          (3) gains or losses on Asset Dispositions by Group Telecom or its Restricted Subsidiaries,

          (4) all extraordinary gains and extraordinary losses,

          (5) the cumulative effect of changes in accounting principles,

          (6) non-cash gains or losses resulting from fluctuations in currency exchange rates, and

          (7) the tax effect of any of the items described in clauses (1) through (6) of this definition;

provided, further, that for purposes of any determination pursuant to the provisions described under "Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of Group Telecom that is subject to a restriction which prevents the payment of dividends or the making of distributions to Group Telecom or another Restricted Subsidiary of Group Telecom to the extent of such restriction.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person, provided, however, that, adjustments following the date of the Indenture to the accounting books and records of such Person required to be made in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or comparable standards in Canada resulting from the acquisition of control of such Person by another Person shall not be given effect.

     "Consolidated Tangible Assets" of any Person means the sum of the Tangible Assets of such Person after eliminating inter-company items, determined on a consolidated basis in accordance with generally accepted accounting principles, including appropriate deductions for any minority interest in Tangible Assets of such Person's Restricted Subsidiaries; provided, however, that, adjustments following the date of the Indenture to the accounting books and records of such Person required to be made in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or comparable standards in Canada resulting from the acquisition of control of such Person by another Person shall not be given effect.

     "Credit Facility" means credit agreements or other arrangements made available from time to time to Group Telecom and its Restricted Subsidiaries by banks, other financial institutions and/or equipment manufacturers for the Incurrence of Debt, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent,

          (1) every obligation of such Person for money borrowed,

          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (5) every Capital Lease Obligation of such Person,

          (6) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (7) all Redeemable Stock issued by such Person,

          (8) if such Person is a Restricted Subsidiary of Group Telecom, all Preferred Stock issued by such Person,

          (9) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party,

          (10) every obligation under Interest Rate or Currency Agreements of such Person and

          (11) every obligation of the type referred to in clauses (1) through
     (10) of this definition of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

     The "amount" or "principal amount" of Debt at any time of determination as used herein represented by

          (1) any contingent Debt, shall be the maximum principal amount thereof,

          (2) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the face amount of the liability less the remaining unamortized portion of the original issue discount determined in accordance with generally accepted accounting principles,

          (3) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than Group Telecom or a Wholly Owned Restricted Subsidiary of Group Telecom) thereof, excluding amounts representative of yield or interest earned on such investment,

          (4) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, and

          (5) any Preferred Stock, shall be the maximum voluntary or involuntary liquidation preference plus accrued and unpaid dividends in respect thereof, in each case as of such time of determination.

     "Full Accretion Date" means February 1, 2005.

     "generally accepted accounting principles" means, as at any date of determination, generally accepted accounting principles in Canada (unless otherwise indicated) and which are applicable as of the date of such determination.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

          (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

          (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing; provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Restricted Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars, puts and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but shall not include

          (1) trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person,

          (2) any non-cash consideration received in connection with an Asset Disposition that was made in compliance with the "Limitation on Asset Dispositions" covenant,

          (3) Permitted Interest Rate or Currency Agreements,

          (4) loans and advances to employees made in the ordinary course of business, and

          (5) prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar documents.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Available Proceeds" means

          (1) with respect to any Asset Disposition by any Person, cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of

             (a) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

             (b) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

             (c) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and

             (d) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction, and

          (2) with respect to any issuance or sale of Capital Stock by any Person, the proceeds of such issuance or sale in the form of cash or readily marketable cash equivalents received therefrom by such Person, net of

             (a) attorneys' fees,

             (b) accountants' fees,

             (c) underwriters' or placement agents' fees, discounts or commissions, and

             (d) brokerage, consultant, printing and other fees and expenses,

incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means a written offer (the "Offer") sent by Group Telecom by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. Group Telecom shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of Group Telecom's obligation to make an Offer to Purchase, and the Offer shall be mailed by Group Telecom or, at Group Telecom's request, by the Trustee in the name and at the expense of Group Telecom. The Offer shall contain information concerning the business of Group Telecom and its Restricted Subsidiaries which Group Telecom in good faith believes will enable such holders of the Notes to make an informed decision with respect to the Offer to Purchase (which at a minimum will include)

          (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer),

          (2) a description of material developments in Group Telecom's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring Group Telecom to make the Offer to Purchase),

          (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Group Telecom to make the Offer to Purchase and

          (4) any other information required by applicable law to be included therein.

     The Offer shall contain all instructions and materials necessary to enable such holders of the Notes to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the Outstanding Notes offered to be purchased by Group Telecom pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by Group Telecom for each US$1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of US$1,000 principal amount;

          (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any Note not tendered or tendered but not purchased by Group Telecom pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date, the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each holder of the Notes electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if Group Telecom or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Group Telecom and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          (10) that holders of the Notes will be entitled to withdraw all or any portion of Notes tendered if Group Telecom (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Group Telecom shall purchase all such Notes and
     (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Group Telecom shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of US$1,000 or integral multiples thereof shall be purchased); and

          (12) that in the case of any holder whose Note is purchased only in part, Group Telecom shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

     "Permitted Holder" means Goldman, Sachs & Co., Canadian Imperial Bank of Commerce, Shaw Communications Inc. and their respective Affiliates.

     "Permitted Interest Rate or Currency Agreement" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby.

     "Permitted Liens" means:

          (1) Liens incidental to the conduct of Group Telecom's or a Restricted Subsidiary's business or the ownership of its Property and assets, and that are not Incurred in connection with the borrowing of money or the obtaining of advances of credit and which do not in the aggregate materially detract from the value of Group Telecom's and its Restricted Subsidiaries' Property or other assets when taken as a whole, or materially impair the use thereof in the operation of its business;

          (2) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to secure Debt owing to Group Telecom;

          (3) deposits made to secure the performance of tenders, bids, leases, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (4) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease;

          (5) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Group Telecom and its Restricted Subsidiaries;

          (6) Liens encumbering Property or other assets under construction arising from progress or partial payments by a customer of Group Telecom or its Restricted Subsidiaries relating to such Property or other assets;

          (7) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

          (8) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and Incurred in the ordinary course of business securing Indebtedness under Permitted Interest Rate Agreements or Currency Agreements; and

          (9) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Group Telecom or any of its Restricted Subsidiaries in the ordinary course of business.

     "Permitted Telecommunications Investment" means an investment in an entity engaged primarily in a Telecommunications Business.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of Group Telecom pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to applicable Canadian securities laws.

     "Purchase Money Debt" means Debt of Group Telecom or any one or more of its Restricted Subsidiaries (including Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, design, development, installation, integration, transportation, acquisition or improvement of any Telecommunications Assets of Group Telecom or any Restricted Subsidiary of Group Telecom, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Receivables" means chattel paper, instruments, documents, contract rights or intangibles evidencing or relating to the right to payment of money.

     "Receivables Facility" means any agreement or agreements between Group Telecom or one or more Restricted Subsidiaries of Group Telecom and a financial institution or institutions providing for the making of loans or advances, letters of credit or bankers acceptances on a revolving basis for working capital requirements, which is either unsecured or secured by no assets other than Accounts Receivable of Group Telecom or such Restricted Subsidiaries; provided, however, that such term shall not include a Credit Facility or any renewal, extension, refinancing or refunding thereof as permitted under the "Limitation on Debt" covenant.

     "Receivables Sales" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

     "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed for cash or Debt (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, for cash or Debt at any time prior to the final Stated Maturity of the Notes.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the Outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means any Subsidiary of Group Telecom, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an agreement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Strategic Equity Investment" means the issuance and sale of Capital Stock (other than Redeemable Stock) to a Person that has an equity market capitalization, net asset value or annual revenues of at least $1.0 billion and owns and operates businesses primarily in a Telecommunications Business.

     "Subordinated Debt" means Debt of Group Telecom as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent:

          (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or Interest on the Notes exists;

          (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to Group Telecom and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and

          (3) such Debt may not

             (a) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Group Telecom (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or

             (b) permit redemption or other retirement (including pursuant to an Offer to Purchase made by Group Telecom) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an Offer to Purchase made by Group Telecom) which is conditioned upon a change of control of Group Telecom pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to Group Telecom's repurchase of the Notes required to be repurchased by Group Telecom pursuant to the provisions described under "Change of Control").

     "Subsidiary" of any Person means

          (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or

          (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles,
(ii) unamortized Debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and
(iv) all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such Person, provided, however, that, adjustments to the value of such Tangible Assets following the date of the Indenture to the accounting books and records of such Person required to be made in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or comparable standards in Canada resulting from the acquisition of control of such Person by another Person shall not be given effect.

     "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

     "Telecommunications Business" means the business of

          (1) transmitting, or providing products or services relating to the transmission or storage of, voice, data or Internet applications through owned or leased transmission facilities, including wireless facilities,

          (2) creating, developing, marketing or providing communications related network equipment, software or other devices or products for use in a Telecommunications Business, or

          (3) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clauses (1) or
     (2) of this definition;

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Group Telecom.

     "U.S. Government Securities" means securities that are direct obligations of the United States of America, direct obligations of the Federal Home Loan Mortgage Corporation, direct obligations of the Federal National Mortgage Association, securities which the timely payment of whose principal and interest is unconditionally guaranteed by the full faith and credit of the United States of America, trust receipts or other evidence of indebtedness of a direct claim upon the instruments described above and money market mutual funds that invest solely in such securities.

     "Vendor Financing Debt" means Debt of Group Telecom or any one or more of its Restricted Subsidiaries Incurred pursuant to any agreement between Group Telecom or a Restricted Subsidiary and one or more vendors or lessors (or any affiliate of any such vendor or lessor) of Telecommunications Assets used or intended for use in a Telecommunications Business by Group Telecom or any of its Restricted Subsidiaries providing financing for all or any part of the cost of construction, design, acquisition, integration, installation, development, transportation or improvement by Group Telecom or any Restricted Subsidiary of any Telecommunications Assets from any such vendor or lessor (or any affiliate of such vendor or lessor) and including any related notes,

Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time. Vendor Financing Debt shall not include any working capital facility or Debt to fund interest or other similar expenses made available by any vendor.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture:

          (1) failure to pay principal of (or premium, if any, on) any Note when due;

          (2) failure to pay any interest on any Note when due, continued for 30 days;

          (3) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under the "Change of Control" and "Limitation on Asset Dispositions" covenants when due and payable;

          (4) failure to perform or comply with the provisions described under "-- Amalgamations, Mergers, Consolidations and Certain Sales and Purchases of Assets";

          (5) failure to perform any other covenant or agreement of Group Telecom under the Indenture or the Notes continued for 30 days after written notice to Group Telecom by the Trustee or holders of at least 25% in aggregate principal amount of Outstanding Notes;

          (6) default under the terms of any instrument evidencing or securing Debt for money borrowed by Group Telecom or any Restricted Subsidiary having an outstanding principal amount of US$10 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such indebtedness or constitutes the failure to pay all or any portion of such indebtedness when due;

          (7) the rendering of a final judgment or judgments (not subject to appeal) against Group Telecom or any Restricted Subsidiary in an amount in excess of US$10 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

          (8) certain events of bankruptcy, insolvency or reorganization affecting Group Telecom or any Restricted Subsidiary; and

          (9) Group Telecom shall challenge the Escrow Agreement prior to the time that the escrow is to be released or the Escrow Agreement becomes, or Group Telecom asserts, that the Escrow Agreement is, invalid and unenforceable, otherwise than in accordance with its terms. (sec. 501)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)

     If an Event of Default (other than an Event of Default described in Clause
(8) above) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause
(8) above occurs, the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes. (sec. 502) For information as to waiver of defaults, see "Modification and Waiver."

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (sec. 508)

     Group Telecom will be required to furnish to the Trustee quarterly a statement as to the performance by Group Telecom of certain of its obligations under the Indenture and as to any default in such performance. (sec. 1019)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will cease to be of further effect as to all Outstanding Notes except as to

          (1) rights of registration of transfer and exchange and Group Telecom's right of optional redemption,

          (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes,

          (3) rights of holders of the Notes to receive payment of principal and interest on the Notes,

          (4) rights, obligations and immunities of the Trustee under the Indenture, and

          (5) rights of the Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them,

if Group Telecom will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or
(y) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation. (Article Four)

DEFEASANCE

     The Indenture will provide that, at the option of Group Telecom,

          (a) if applicable, Group Telecom will be discharged from any and all obligations in respect of the Outstanding Notes or

          (b) if applicable, Group Telecom may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either of clause (a) or (b) upon irrevocable deposit with the Trustee, in trust for the benefit of holders of the Notes, or money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to clause (b), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things

          (1) with respect to clause (a), Group Telecom has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel qualified to practice in the United States provides that holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), above, Group Telecom has delivered to the Trustee an Opinion of Counsel qualified to practice in the United States to the effect that the holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

          (2) Group Telecom has delivered to the Trustee an Opinion of Counsel qualified to practice in Canada or a ruling from the Canada Customs and Revenue Agency to the effect that the holders of the Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the Notes include holders who are not resident in Canada);

          (3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Group Telecom or any Restricted Subsidiary is party or by which Group Telecom or any Restricted Subsidiary is bound;

          (4) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

          (5) Group Telecom has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (6) certain other customary conditions precedent are satisfied. (Article Twelve)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by Group Telecom and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Note affected thereby,

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

          (2) reduce the principal amount of, (or the premium) or interest on, any Note,

          (3) change the place or currency of payment of principal of (or premium), or interest on, any Note,

          (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Note,

          (5) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture,

          (6) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

          (7) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified,

          (8) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the holders thereof, or

          (9) modify any provisions in the Indenture relating to the payment of Additional Amounts. (sec. 902)

     The holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all holders of Notes, may waive compliance by Group Telecom with certain restrictive provisions of the Indenture. (sec. 1020) Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment or principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. (sec. 513)

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York.

THE TRUSTEE

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (sec.sec. 601 and 603)

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Group Telecom, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as otherwise. The Trustee is permitted to engage in other transactions with Group Telecom or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (sec. 608)

GLOBAL NOTES

     The notes initially will be represented by one or more securities in registered, global form (collectively, the "Global Securities"). The Global Securities will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Each Global Security will be held by DTC on behalf of its account holders (each a "DTC Participant"). Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for securities in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Securities for Certificated Securities."

EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES

     A beneficial interest in a Global Security may not be exchanged for a security in certificated form unless (i) DTC (x) notifies Group Telecom that it is unwilling or unable to continue as Depositary for such Global Security or (y) has ceased to be clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either case Group Telecom thereupon fails to appoint a successor Depositary, (ii) Group Telecom, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for any Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the applicable security registrar to reflect a decrease in the principal amount of the relevant Global Security.

CERTAIN BOOK-ENTRY PROCEDURES

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Group Telecom take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Group Telecom as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     DTC has advised Group Telecom that its current practice, upon the issuance of a Restricted Global Security and a Regulation S Global Security, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Security to the accounts with DTC of the individual beneficial interests represented by such Global Security to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

     As long as DTC, or its nominee, is the registered holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Security for all purposes under the Indenture. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Securities for Certificated Securities," owners of beneficial interests in a Global Security will not be entitled to have any portions of such Global Security registered in their names, will not receive or be entitled to received physical delivery of Notes in definitive form and will not be considered the owners or holders of the Global Security (or any security represented thereby) under the Indenture.

     Investors may hold their interests in a Global Security directly through DTC, if they are participants in such system, or in directly through organizations (including Euroclear and Clearstream) which are participants in such system. Some investors may hold their interests in a Global Security through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in a Global Security on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such Global Securities in customers' securities accounts in the depositories' names on the books of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such systems.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interest, in a Global Security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of the principal of, premium, if any, and interest on the Global Securities will be made to DTC or its nominee as the registered owner thereof. Neither Group Telecom, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Group Telecom expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Security representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Notes as shown on the records of DTC or its nominee. Group Telecom also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

     Except for trades involving only Euroclear and Clearstream participants, interests in the Global Securities will trade in DTC's settlement system and secondary market trading activity in such interest will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedure, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer and exchange requirements applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Security from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Security by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

     DTC has advised Group Telecom that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account with DTC interests in the Global Securities are credited and only in respect of such portion of the aggregate stated amount at maturity of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, the Global Securities will be exchanged for legended Notes in certificated form, and distributed to DTC's participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Group Telecom, the Trustee or Exchange Agent nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Securities.

                  DESCRIPTION OF OUR CLASS B NON-VOTING SHARES

     For a description of our class B non-voting shares, see Item 10.B. of our annual report on Form 20-F, which is incorporated by reference into this prospectus.

                              PLAN OF DISTRIBUTION

     This prospectus may be used by Goldman, Sachs and Co., Spear Leeds & Kellogg, L.P. ("Spear Leeds") and their broker-dealer subsidiaries (the "Goldman Entities") in connection with offers and sales related to market-making transactions in the class B non-voting shares, the warrants to purchase class B non-voting shares and the notes effected from time to time. The Goldman Entities may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when they act as agent for both such parties. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.


     As of September 19, 2001, investment partnerships affiliated with Goldman, Sachs & Co. owned 18,999,999 class A voting shares and 11,000,002 class B non-voting shares, representing 23.47% of our class A voting shares and 20.36% of our class B non-voting shares then issued and outstanding. These shares do not include class B non-voting shares acquired by Goldman, Sachs & Co. in market-making transactions or class B non-voting shares held in client accounts for which Goldman, Sachs & Co. exercises voting or investment authority or both. Goldman, Sachs & Co. disclaims beneficial ownership of shares held in client accounts.

     Robert R. Gheewalla and George Estey, Managing Directors of Goldman, Sachs & Co., are directors of Group Telecom. Messrs. Gheewalla and Estey, as well as James G. Matkin, were nominated by Goldman, Sachs & Co. as directors of Group Telecom under the terms of an amended and restated shareholders agreement entered into by Goldman, Sachs & Co. and other shareholders of Group Telecom on February 16, 2000. The terms of this agreement are described in Item 10.B. to our annual report on Form 20-F, which is incorporated by reference into this prospectus.

     Goldman, Sachs & Co. has provided investment banking services to us in the past and may provide such services and financial advisory services to us in the future. In addition, Goldman Sachs acted as one of the initial purchasers in connection with the initial sale of the notes and served as a managing underwriter in the initial public offering of our class B non-voting shares in March 2000.


     Group Telecom has been advised by the Goldman Entities that, subject to applicable laws and regulations, the Goldman Entities currently intend to make a market in the class B non-voting shares, the warrants to purchase class B non-voting shares and the notes in either or both of the United States and Canada. However, they are not obligated to do so and any market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be developed or sustained.


     The Goldman Entities may not confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval by the customer.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby were passed upon by:

     - Shearman & Sterling, our United States counsel, on matters of United States and New York law; and


     -  Torys, our Canadian counsel, on matters of Canadian law.


                                    EXPERTS

     Our consolidated financial statements as of September 30, 2000, 1999 and 1998 incorporated by reference into this prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report thereon incorporated by reference into this prospectus and are incorporated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. Shaw FiberLink's financial statements as of August 31, 1999 and 1998 and for the three year period ended August 31, 1999 included in this prospectus have been audited by Ernst & Young LLP, independent public accountants, as stated in their report appearing in this prospectus and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         REGISTRARS AND TRANSFER AGENTS

     The registrar and transfer agent for the class B non-voting shares in Canada is CIBC Mellon Trust Company at its principal offices in Toronto and in the United States is ChaseMellon Shareholder Services at its principal offices in New York.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are a Canadian corporation. Some of our directors, controlling persons and officers, and the experts named in this prospectus, are residents of Canada, and a substantial portion of their assets and all of our assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon the directors, controlling persons, officers and experts who are not residents of the United States or to enforce against them judgements of courts of the United States based upon the civil liability under the federal securities laws of the United States. There is doubt as to the enforceability in Canada against us or against any of our directors, controlling persons, officers or experts, who are not residents of the United States, in original actions or in actions for enforcement of judgements of United States courts, of liabilities based solely upon the federal securities laws of the United States.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants of Shaw FiberLink
  Ltd. -- FiberLink Division................................   F-2
Financial Statements of Shaw FiberLink Ltd. -- FiberLink
  Division..................................................   F-3
Notes to Financial Statements of Shaw FiberLink Ltd. --
  FiberLink Division........................................   F-6
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................  F-13
Notes to Pro Forma Condensed Consolidated Statement of
  Operations................................................  F-15

                                AUDITORS' REPORT

To the Directors of
Shaw FiberLink Ltd.

     We have audited the balance sheets of SHAW FIBERLINK LTD. -- FIBERLINK DIVISION (the "Division") as at August 31, 1999 and 1998 and the statements of income and net investment by Shaw FiberLink Ltd. and cash flows for each of the years in the three year period ended August 31, 1999. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Division as at August 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 1999 in accordance with accounting principles generally accepted in Canada.

     As disclosed in note 1, the Division is a segment of Shaw FiberLink Ltd. and has no separate legal status or existence.

Calgary, Canada                                            /s/ ERNST & YOUNG LLP
December 23, 1999                                 Independent Public Accountants
(except as to Note 11
which is at February 16, 2000)

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

                                 BALANCE SHEETS
                      SEE BASIS OF PRESENTATION -- NOTE 1

                        (thousands of Canadian dollars)

                                                                               AUGUST 31,
                                                             NOVEMBER 30,   -----------------
                                                                 1999        1999      1998
                                                             ------------   -------   -------
                                                             (UNAUDITED)
ASSETS
CURRENT
Accounts receivable (net of allowance for doubtful accounts
  of $86; August 31, 1999 -- $79; 1998 -- $84).............    $ 6,264      $ 7,336   $ 2,188
Prepaids and other.........................................        183          289        65
                                                               -------      -------   -------
                                                                 6,447        7,625     2,253
Property and equipment [note 3]............................     78,422       70,472    46,793
                                                               -------      -------   -------
                                                               $84,869      $78,097   $49,046
                                                               =======      =======   =======
LIABILITIES AND NET INVESTMENT BY SHAW FIBERLINK LTD.
CURRENT
Accounts payable and accrued liabilities...................    $ 1,905      $ 1,974   $ 7,613
Income taxes payable.......................................         92          116       148
Unearned revenues..........................................      1,273        1,330       161
                                                               -------      -------   -------
                                                                 3,270        3,420     7,922
Commitments and contingency [notes 7 and 8]
Net investment by Shaw FiberLink Ltd.......................     81,599       74,677    41,124
                                                               -------      -------   -------
                                                               $84,869      $78,097   $49,046
                                                               =======      =======   =======

On behalf of the Board:

        (Signed) PETER J. BISSONNETTE                   (Signed) MARGOT M. MICALLEF
                   Director                                       Director

                            See accompanying notes.

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

         STATEMENTS OF INCOME AND NET INVESTMENT BY SHAW FIBERLINK LTD.

                        (thousands of Canadian dollars)

                                           THREE MONTHS ENDED
                                              NOVEMBER 30,          YEAR ENDED AUGUST 31,
                                           -------------------   ---------------------------
                                             1999       1998      1999      1998      1997
                                           --------   --------   -------   -------   -------
                                               (UNAUDITED)
REVENUES.................................  $13,197    $ 7,876    $38,815   $22,324   $11,631
Cost of sales (exclusive of items shown
  separately below)......................    6,503      3,529     17,800    10,174     3,965
                                           -------    -------    -------   -------   -------
                                             6,694      4,347     21,015    12,150     7,666
                                           -------    -------    -------   -------   -------
Selling, general and administrative
  expenses...............................    3,004      1,999      8,893     7,498     5,227
Depreciation.............................    2,109      1,347      6,565     3,832     1,954
Depreciation charge allocated by Shaw for
  use of distribution network assets
  [note 6(c)]............................    1,648      1,259      5,649     4,394     3,073
                                           -------    -------    -------   -------   -------
                                             6,761      4,605     21,107    15,724    10,254
                                           -------    -------    -------   -------   -------
LOSS BEFORE INCOME TAXES.................      (67)      (258)       (92)   (3,574)   (2,588)
Income taxes [note 4]....................       25         23         92        50        25
                                           -------    -------    -------   -------   -------
Net loss.................................      (92)      (281)      (184)   (3,624)   (2,613)
Net investment by Shaw FiberLink Ltd.,
  beginning of the year..................   74,677     41,124     41,124    23,208    14,137
Investment by Shaw FiberLink Ltd. during
  the year...............................    7,014     11,117     33,737    21,540    11,684
                                           -------    -------    -------   -------   -------
NET INVESTMENT BY SHAW FIBERLINK LTD.,
  END OF THE YEAR........................  $81,599    $51,960    $74,677   $41,124   $23,208
                                           =======    =======    =======   =======   =======

                            See accompanying notes.

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

                            STATEMENTS OF CASH FLOWS

                        (thousands of Canadian dollars)

                                       THREE MONTHS ENDED
                                          NOVEMBER 30,          YEAR ENDED AUGUST 31,
                                       ------------------   ------------------------------
                                         1999      1998       1999       1998       1997
                                       --------   -------   --------   --------   --------
                                          (UNAUDITED)
OPERATING ACTIVITIES [note 1]
Net loss.............................  $    (92)  $  (281)  $   (184)  $ (3,624)  $ (2,613)
Non-cash items:
Depreciation.........................     2,109     1,347      6,565      3,832      1,954
                                       --------   -------   --------   --------   --------
CASH FLOW FROM OPERATIONS............     2,017     1,066      6,381        208       (659)
Net change in non-cash working
  capital balances related to
  operations [note 9]................     1,028    (6,988)    (9,874)     5,697      1,064
                                       --------   -------   --------   --------   --------
                                          3,045    (5,922)    (3,493)     5,905        405
                                       --------   -------   --------   --------   --------
INVESTING ACTIVITIES
Additions to property and
  equipment..........................   (10,059)   (5,195)   (30,244)   (27,445)   (12,089)
                                       --------   -------   --------   --------   --------
FINANCING ACTIVITIES
Investment by Shaw FiberLink Ltd.
  during the year....................     7,014    11,117     33,737     21,540     11,684
                                       --------   -------   --------   --------   --------
CHANGE IN CASH DURING THE YEAR AND
  CASH AT BEGINNING AND END OF YEAR..        --        --         --         --         --
                                       ========   =======   ========   ========   ========

                            See accompanying notes.

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The Shaw FiberLink Ltd. -- FiberLink Division (the "Division" or "FiberLink") operates high capacity fiber optic telecommunications networks in various Canadian markets including: Greater Metropolitan Toronto, Calgary, Edmonton, Winnipeg, Vancouver Island, Central British Columbia, Saskatoon, Lethbridge and Red Deer. FiberLink also operates several strategically-located inter-city networks and two international gateways into the United States. FiberLink provides its customers with a wide range of telecommunications services including dedicated voice services, switched data transmission and Business Internet services.

     While the Division owns certain of the assets required to carry on the business, a number of assets, including distribution network assets (see note
6), administrative facilities and maintenance operations are owned by Shaw Communications Inc.

     These financial statements represent the business operations identified as the FiberLink Division of Shaw FiberLink Ltd. Accordingly, there is no share capital or retained earnings in the Division's accounts. The net investment by Shaw FiberLink Ltd. represents the capital employed in the Division in the form of investments and advances. Shaw FiberLink Ltd. is a wholly owned subsidiary of Shaw Communications Inc. Investments and advancements by Shaw FiberLink Ltd. in the Division are funded by Shaw Communications Inc. to Shaw FiberLink Ltd.

     The Division has relied extensively upon Shaw FiberLink Ltd. and Shaw Communications Inc. for ongoing financial support and accordingly, these divisional financial statements are not necessarily indicative of the results of operations, cash flows or financial position had the Division operated as an independent entity as at or for the dates and periods presented. Should Shaw FiberLink Ltd. or Shaw Communications Inc. cease to provide such financial support, the Division would require alternative ongoing financing from other sources. Shaw Communications Inc. has allocated corporate, overhead and technical costs to the Division based on an estimate of the services provided, and charges for the use of distribution network assets based on Shaw Communications Inc.'s annual depreciation charge related to these assets (see note 6). The management of Shaw Communications Inc. have estimated the incremental costs of the Division as a stand-alone entity for corporate expenses, other than taxes or interest, would be approximately $1,532,000 annually. Management believes this to be reasonable.

     The information presented as at and for the interim periods ended November 30, 1999 and 1998 is unaudited. These unaudited financial statements reflect all adjustments which are in the opinion of management necessary to a fair statement of the results for the interim periods presented; all such adjustments are of a normal recurring nature.

2.  SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles consistently applied within the framework of the accounting policies described below. The policy with respect to accounting for income taxes described below differs from that used in the preparation of the consolidated financial statements of Shaw Communications Inc.

REVENUE RECOGNITION

     FiberLink provides telecommunication services to its customers and earns both recurring and installation revenues. Recurring revenues are recognized on a monthly basis as the services are provided to customers. Unearned recurring revenues are deferred and recognized as earned. Revenues earned on installation contracts are recorded when the installation of an operational link is

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION completed unless such revenues exceed the related direct cost of the installation in which case the excess is recognized over the contract period.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

ASSET                                                    ESTIMATED USEFUL LIFE
-----                                                    ---------------------
Towers and headends...................................          10 years
Distribution network..................................          10 years
Subscriber equipment..................................          15 years
Computer equipment and software.......................           4 years
Other equipment.......................................        4-10 years

INCOME TAXES

     The liability method of tax allocation is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce future income tax assets to the amount expected to be realized.

SEGMENTED INFORMATION

     FiberLink's business of providing local high speed telecommunications and Internet access services is one operating segment.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

3.  PROPERTY AND EQUIPMENT

                                                                    AUGUST 31,
                              NOVEMBER 30,        -----------------------------------------------
                                  1999                     1999                     1998
                         ----------------------   ----------------------   ----------------------
                                   ACCUMULATED              ACCUMULATED              ACCUMULATED
                          COST     DEPRECIATION    COST     DEPRECIATION    COST     DEPRECIATION
                         -------   ------------   -------   ------------   -------   ------------
                              (UNAUDITED)                 (THOUSANDS OF CANADIAN DOLLARS)
Towers and headends....  $60,901     $11,612      $55,060     $10,163      $35,206      $5,649
Distribution network...    2,945         467        2,945         394        2,463         123
Subscriber equipment...   25,657       2,327       21,546       1,934       12,734         790
Computer equipment and
  software.............    1,440         465        1,395         377          777         106
Other equipment........    3,156         806        3,094         700        2,615         334
                         -------     -------      -------     -------      -------      ------
                         $94,099     $15,677      $84,040     $13,568      $53,795      $7,002
                         -------     -------      -------     -------      -------      ------
NET BOOK VALUE.........         $78,422                  $70,472                  $46,793
                               ---------                ---------                ---------
                               ---------                ---------                ---------

     Labour and other costs attributable to construction and installation are capitalized as part of towers and headends. For the three months ended November 30, 1999 the amount capitalized was $1,818,000 (unaudited) (August 31, 1999 -- $5,641,000; 1998 -- $4,200,000).

4.  INCOME TAXES

     Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Division's future tax liabilities and assets are as follows:

                                                                               AUGUST 31,
                                                             NOVEMBER 30,   -----------------
                                                                 1999        1999      1998
                                                             ------------   -------   -------
                                                                              (THOUSANDS OF
                                                             (UNAUDITED)    CANADIAN DOLLARS)
FUTURE TAX LIABILITIES:
Property and equipment....................................      (7,844)     $(6,590)  $(1,026)
                                                               -------      -------   -------
FUTURE TAX ASSETS:
Non-capital losses carried forward........................      13,257       12,236     6,639
Valuation allowance.......................................      (5,413)      (5,646)   (5,613)
                                                               -------      -------   -------
                                                                 7,844        6,590     1,026
                                                               -------      -------   -------
NET FUTURE TAXES..........................................          --           --        --
                                                               =======      =======   =======

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

     The Division has incurred losses for income tax purposes that are available to be applied against future years' taxable income expiring as follows:

                                                             (THOUSANDS OF
                                                           CANADIAN DOLLARS)
                                                           -----------------
2002....................................................        $ 1,143
2003....................................................          2,459
2004....................................................          6,019
2005....................................................          8,652
2006....................................................          8,918
Period ending November 30, 2007 (unaudited).............          2,268
                                                                -------
                                                                $29,459
                                                                =======

     Differences between income taxes calculated at Canadian statutory rates and the income tax provision made in the Divisional accounts are as follows:

                                                THREE MONTHS
                                                    ENDED
                                                NOVEMBER 30,         YEAR ENDED AUGUST 31,
                                                -------------   -------------------------------
                                                1999    1998     1999       1998        1997
                                                -----   -----   -------   ---------   ---------
                                                 (UNAUDITED)    (THOUSANDS OF CANADIAN DOLLARS)
Income taxes (recovery) at Canadian statutory
  rates......................................   $ (30)  $(116)   $ (41)    $(1,608)    $(1,165)
Differences from statutory rates relating to:
Large corporations tax.......................      25      23       92          50          25
Benefit of tax losses not recognized.........      30     116       33       1,612       1,118
Other, including items not deductible for tax
  purposes...................................      --      --        8          (4)         47
                                                -----   -----    -----     -------     -------
INCOME TAX PROVISION.........................   $  25   $  23    $  92     $    50     $    25
                                                =====   =====    =====     =======     =======

     The components of the income tax provision are as follows:

                                                          THREE MONTHS
                                                             ENDED
                                                          NOVEMBER 30,     YEAR ENDED AUGUST 31,
                                                          ------------    -----------------------
                                                          1999    1998    1999     1998     1997
                                                          ----    ----    -----    -----    -----
                                                                               (THOUSANDS OF
                                                          (UNAUDITED)        CANADIAN DOLLARS)
Current................................................   $25     $23      $92      $50      $25
Future.................................................    --      --       --       --       --
                                                          ---     ---      ---      ---      ---
                                                          $25     $23      $92      $50      $25
                                                          ===     ===      ===      ===      ===

5.  FINANCIAL INSTRUMENTS

     Financial instruments recognized in the balance sheets have fair values approximating their carrying values.

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

CREDIT RISK

     At November 30, 1999 (unaudited), approximately 34% of the accounts receivable represents amounts due from five customers (August 31, 1999 -- 55% from six customers; 1998 -- 45% from six customers).

     Revenues from customers (excluding related parties described in note 6) which exceed ten percent of total revenues for the year are as follows:

                                                            THREE MONTHS
                                                               ENDED       YEAR ENDED AUGUST 31,
                                                            NOVEMBER 30,   ---------------------
                                                                1999       1999    1998    1997
                                                            ------------   -----   -----   -----
                                                                               (THOUSANDS OF
                                                            (UNAUDITED)      CANADIAN DOLLARS)
Customer A................................................       7%         11%     17%     26%
Customer B................................................       5%          8%     11%      7%

6.  RELATED PARTY TRANSACTIONS

     (a) The Division provides high speed Internet services to Shaw Communications Inc. In 1998 and 1997, the divisions of Shaw Communications Inc. negotiated rates and margins on these services which are reflected in the accounts. Subsequent to 1998, the FiberLink Division only passed along to Shaw Communications Inc. the external costs incurred by the Division to provide these services to Shaw Communications Inc. Intercompany revenues, expenses and margins reflected in these financial statements for the provision of Internet services to Shaw Communications Inc. are as follows:

                                                    THREE MONTHS
                                                        ENDED
                                                    NOVEMBER 30,     YEAR ENDED AUGUST 31,
                                                   ---------------   ----------------------
                                                    1999     1998     1999     1998    1997
                                                   ------   ------   ------   ------   ----
                                                                         (THOUSANDS OF
                                                     (UNAUDITED)       CANADIAN DOLLARS)
Revenues........................................   $2,691   $1,242   $6,627   $3,090   $985
Cost of sales...................................    2,691    1,242    6,627    2,115    153
                                                   ------   ------   ------   ------   ----
Margin..........................................   $   --   $   --   $   --   $  975   $832
                                                   ======   ======   ======   ======   ====

     (b) These Divisional financial statements reflect corporate allocations from Shaw Communications Inc. for administrative and technical services provided to the Division of $534,000 and $400,000 respectively for the three months ended November 30, 1999 and $85,000 and $225,000 for 1998 (unaudited) (August 31, 1999
-- $340,000 and $900,000 respectively; 1998 -- $180,000 and $900,000 respectively; 1997 -- $90,000 and $24,000 respectively). Allocation of administrative and technical charges are based on the estimated level of services provided to the Division in proportion to Shaw Communications Inc.'s total costs, a method of allocation management believes to be reasonable. Of the corporate allocations from Shaw Communications Inc., $574,000 have been reflected in selling, general and administrative expenses and $360,000 has been capitalized to towers and headends in the three months ended November 30, 1999 and $107,000 and $203,000 respectively for 1998 (unaudited) (see note 3) (August 31, 1999 -- $430,000 and $810,000 respectively; 1998 -- $270,000 and $810,000 respectively; 1997 -- $92,000 and $22,000 respectively).

     (c) The Division utilizes certain distribution network assets owned by Shaw Communications Inc. (see note 1) in the provision of services to its customers. These Divisional financial statements reflect

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION corporate allocations for the utilization of the distribution network assets of $1,648,000 for the three months ended November 30, 1999 and $1,259,000 for 1998 (unaudited) (August 31, 1999 -- $5,649,000; 1998 -- $4,394,000; 1997 --
$3,073,000). The allocation of these corporate charges is based upon FiberLink's estimated proportion of Shaw Communications Inc.'s annual depreciation charge related to these distribution network assets. Management believes this method of allocation to be reasonable.

7.  COMMITMENTS

     The Division has various long-term operating lease agreements for the use of transmission facilities and premises in each of the next five years as follows:

                                                             (THOUSANDS OF
                                                           CANADIAN DOLLARS)
                                                           -----------------
2000....................................................        $ 9,501
2001....................................................          7,690
2002....................................................          6,590
2003....................................................          6,342
2004....................................................            691
Thereafter..............................................            721
                                                                -------
                                                                $31,535
                                                                =======

8.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

9.  STATEMENTS OF CASH FLOWS

     Additional disclosures with respect to the Statements of Cash Flows are as follows:

     (i) Changes in non-cash working capital balances related to operations include the following:

                                                 THREE MONTHS
                                                    ENDED
                                                 NOVEMBER 30,          YEAR ENDED AUGUST 31,
                                               ----------------   -------------------------------
                                                1999     1998       1999        1998       1997
                                               ------   -------   ---------   --------   --------
                                                 (UNAUDITED)      (THOUSANDS OF CANADIAN DOLLARS)
Accounts receivable.........................   $1,072   $  (744)   $(5,148)    $  (90)    $  (22)
Prepaids and other..........................      106      (253)      (224)       (45)        68
Accounts payable and accrued liabilities....      (69)   (6,040)    (5,639)     5,733        110
Income taxes payable........................      (24)      (21)       (32)       (37)       898
Unearned revenues...........................      (57)       70      1,169        136         10
                                               ------   -------    -------     ------     ------
                                               $1,028   $(6,988)   $(9,874)    $5,697     $1,064
                                               ======   =======    =======     ======     ======

                   SHAW FIBERLINK LTD. -- FIBERLINK DIVISION

     (ii) Interest and income taxes paid

     Shaw Communications Inc. does not allocate interest on debt to Shaw FiberLink Ltd. and the Division does not have any separate legal existence for purposes of remitting income taxes. Accordingly, amounts included in these Divisional statements for taxes represent allocations only and are included in changes in advances to and from Shaw FiberLink Ltd.

10. UNITED STATES ACCOUNTING PRINCIPLES

     The financial statements of the Division are prepared in Canadian dollars in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). No additional adjustments have been identified in order to present these financial statements in accordance with accounting policies generally accepted in the United States ("U.S. GAAP"). The following disclosure would be required in order to present these financial statements in accordance U.S. GAAP.

  Recent developments

     The Financial Accounting Standards Board in the United States issued a pronouncement entitled "Accounting for Derivative Instruments and Hedging Activities" which the Division is required to adopt in the year ending August 31, 2001. The impact of this pronouncement on these financial statements has not been determined.

11. SUBSEQUENT EVENT

     On December 22, 1999, Shaw Communications Inc. and Shaw FiberLink Ltd. entered into an asset purchase and subscription agreement ("Purchase Agreement") with GT Group Telecom Inc. ("GT"). This transaction closed on February 16, 2000. Under the Purchase Agreement, Shaw FiberLink Ltd. sold to GT all of the property and assets of FiberLink used in connection with the high speed data and competitive access business and granted to GT an indefeasible right to use the distribution network assets owned by Shaw Communications Inc. (see notes 1 and 6). The assets sold include equipment, computer hardware, fixed assets, replacement parts, operational contracts, equipment contracts, supply contracts, interconnect agreements, co-location agreements, customer contracts, software licenses, broadband wireless licenses, vehicles, intellectual property, permits, prepaid expenses, goodwill related to the FiberLink assets and certain other fiber assets. Under the Indefeasible Right to Use agreement, GT was granted an indefeasible right to use certain specifically identified existing fibers in the fiber optic cable networks of Shaw Communications Inc. for 60 years. In addition, Shaw FiberLink Ltd. granted GT an indefeasible right to use fibers to be built over the next three years in mutually agreed regions.

     Consideration for this transaction amounts to $760 million, consisting of $360 million in cash, and sufficient series B first preference shares of GT to provide Shaw FiberLink Ltd. with a 28.5% fully diluted interest in GT, subject to adjustments for certain GT transactions relating to financing and employee options and warrants.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated statement of operations is based on the historical financial statements of GT Group Telecom Inc. ("Group Telecom") and the historical financial statements of Shaw FiberLink Ltd. -- FiberLink Division ("Shaw FiberLink") prepared to give effect to Group Telecom's acquisition of the business of Shaw FiberLink and the grant, by Shaw FiberLink, of an indefeasible right to use certain identified fibers in the fiber optic cable networks of Shaw Communications Inc. ("Shaw Communications") to Group Telecom. The pro forma financial statements give effect to financing required to complete the acquisition, consisting of senior bank debt of $220 million and additional financing of $140 million in debt and share purchase warrants.

     The unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 2000 gives effect to such transactions as if they occurred at the beginning of the year then ended. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

     The pro forma statements do not purport to represent what the Company's results of operations would actually have been had these transactions in fact occurred on such dates or to project the Company's results of operations for any future date or period. The pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes and
Item 5 of our annual report on Form 20-F presented elsewhere in, or incorporated by reference into, this prospectus.

                             GT GROUP TELECOM INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

               (UNAUDITED) FOR THE YEAR ENDED SEPTEMBER 30, 2000
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                          SHAW
                                      GT GROUP         FIBERLINK
                                    TELECOM INC.      FOUR MONTHS
                                     YEAR ENDED          ENDED
                                    SEPTEMBER 30,     DECEMBER 31,      PRO FORMA
                                        2000              1999         ADJUSTMENTS     NOTES      PRO FORMA
                                    -------------     ------------     -----------     ------     ---------
REVENUE..........................     $  73,251         $18,045               --                  $  91,296
COST OF SERVICES.................        51,336           8,872               --                     60,208
                                      ---------         -------         --------                  ---------
                                         21,915           9,173               --                     31,088
                                      ---------         -------         --------                  ---------
Selling, general and
  administrative expenses........       100,959           3,933              500       2(iii)       105,392
Amortization.....................        43,055           2,831            3,788       2(i)          55,492
                                                                           3,620       2(ii)
                                                                           2,198       2(i)
Charge allocated by Shaw
  Communications for use of
  distribution network assets....            --           2,198           (2,198)      2(i)              --
Interest and finance items,
  net............................        54,354              --            7,700       2(iv)         69,576
                                                                           6,953       2(v)
                                                                             569       2(vi)
                                      ---------         -------         --------                  ---------
                                        198,368           8,962           23,130                    230,460
                                      ---------         -------         --------                  ---------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................      (176,453)            211          (23,130)                  (199,372)
PROVISION FOR (RECOVERY OF)
  INCOME TAXES...................       (38,467)             25               --                    (38,442)
                                      ---------         -------         --------                  ---------
NET INCOME (LOSS) FOR THE YEAR...     $(137,986)        $   186         $(23,130)                 $(160,930)
                                      =========         =======         ========                  =========
PRO FORMA LOSS PER SHARE.........                                                                     (1.82)
                                                                                                  =========
PRO FORMA WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES (IN
  THOUSANDS).....................                                                                    88,639
                                                                                                  =========


      See accompanying notes to pro forma condensed consolidated financial information.

                             GT GROUP TELECOM INC.
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         (UNAUDITED) SEPTEMBER 30, 2000
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

     The pro forma condensed consolidated statement of operations has been prepared to give effect to the acquisition of the assets of Shaw FiberLink Ltd. -- FiberLink Division ("Shaw FiberLink") by GT Group Telecom Inc. ("Group Telecom") and the grant by Shaw FiberLink of an Indefeasible Right to Use ("IRU") certain specifically identified fibers in the fiber optic cable networks of Shaw Communications Inc. ("Shaw Communications") to Group Telecom as of October 1, 1999. The pro forma financial statements give effect to financing consisting of senior bank debt of $220 million and an additional amount of $140 million representing a portion of the proceeds from the company's issuance of Units consisting of Senior Discount Notes and Warrants to purchase Class B Non-Voting Shares. Such proceeds have only been included in these pro-forma financial statements to the extent of $140 million required to complete the funding of the acquisition of the business of Shaw FiberLink.

     On February 16, 2000, Group Telecom purchased from Shaw Communications Inc. ("Shaw Communications") and Shaw FiberLink Ltd. ("Shaw FiberLink") all of the property and assets of Shaw FiberLink used in connection with the high-speed data and competitive access business. Group Telecom and Shaw FiberLink also entered into an indefeasible right to use agreement which grants the company an indefeasible right to use certain specifically identified existing fibers in the fiber optic cable networks of Shaw Communications for 60 years. Certain of the existing fibers located in New Brunswick Canada under the indefeasible right to use the agreement will be available for use in 2003. In addition, Group Telecom will receive an indefeasible right to use fibers to be built over the next three years in mutually agreed regions (refer to note 3 in the audited consolidated financial statements of Group Telecom).

     The pro forma condensed consolidated statement of operations for the year ended September 30, 2000 is based on the audited consolidated statement of operations of Group Telecom for the year ended September 30, 2000 and the unaudited statement of operations of Shaw FiberLink for the four months ended December 31, 1999, as Group Telecom and Shaw FiberLink had non-coterminous year-ends.

     A pro forma condensed consolidated balance sheet has not been prepared as the acquisition of Shaw FiberLink is reflected in the audited consolidated balance sheet of Group Telecom as at September 30, 2000.

     The pro forma condensed consolidated statements do not purport to represent what Group Telecom's results of operations would actually have been, had these transactions in fact occurred on such dates or to project Group Telecom's results of operations for any future date or period. The pro forma condensed consolidated statement of operations should be read in conjunction with the consolidated financial statements and related notes of Group Telecom and Shaw FiberLink, including the descriptions of significant accounting policies, and
Item 5 of our annual report or Form 20-F presented elsewhere in, or incorporated by reference into, this prospectus.

2.  PRO FORMA ASSUMPTIONS

     The pro forma condensed consolidated statement of operations gives effect to the above acquisition as if it had occurred effective October 1, 1999.

     (i) The additional amortization expense relates to the increase of $429 million in property, plant and equipment and is based on the estimated useful life of the equipment and the fiber optic networks acquired which are amortized on a straight line basis over 10 and 20 years respectively.

                             GT GROUP TELECOM INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS -- (CONTINUED)
                         (UNAUDITED) SEPTEMBER 30, 2000
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

     (ii) The additional amortization expense relates to the allocation of the purchase price of $120 million to goodwill and $29 million to other intangible assets. The amortization is based on the estimated useful life of 20 years for goodwill, 10 years for license rights and 3 years for the amount recorded as a non-compete agreement.

     (iii) The increase in selling, general and administration expense is an annual fiber maintenance fee as set out in the IRU agreement.

     (iv) The increase in interest expense is based on the senior bank financing of $220 million obtained to finance part of the acquisition of Shaw FiberLink. The interest expense was calculated using an interest rate of 10.50%.

     (v) The increase in interest expense is based on additional financing of $140 million in debt and share purchase warrants. The interest expense was calculated using an interest rate of 13.25% plus debt discount amortization.

     (vi) The deferred financing costs of $14.5 million relating to the debt issuances described in (iv) and (v) are amortized over the term of the related debts, assumed to be 7 and 10 years.

3.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP


     The pro forma condensed consolidated financial information has been prepared in accordance with Canadian GAAP which differ in some respects from the principles and practices that Group Telecom would have followed had the pro forma financial information been prepared in accordance with U.S. GAAP. Refer to note 19 of Group Telecom consolidated financial statements for a reconciliation of differences impacting the Company.


Pro forma loss under Canadian GAAP..........................  $(160,930)
Group Telecom adjustments:
  Amortization of purchase price adjustment.................       (617)
  Deferred charges..........................................        (15)
  Stock-based compensation..................................    (11,430)
  Deferred foreign exchange.................................     (1,655)
  Recovery of future income taxes...........................     11,055
                                                              ---------
Pro forma loss under U.S. GAAP..............................  $(163,592)
                                                              =========
Pro forma loss per share....................................      (1.85)
                                                              =========
Pro forma weighted average number of common shares (in
  thousands)................................................     88,639
                                                              =========

---------------------------------------------------------
---------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                              Page
                                              ----
About This Prospectus.......................       i
Where You Can Obtain More Information
  About Us..................................       i
Forward-Looking Statements..................      ii
Presentation of Our Financial and Other
  Information...............................      ii
Summary of the Notes........................       1
Risk Factors................................       3
Use of Proceeds.............................      12
Ratio of Earnings to Fixed Charges..........      12
Dividend Policy.............................      12
Capitalization..............................      13
Business....................................      14
Description of the Warrants.................      14
Description of the Notes....................      18
Description of Our Class B Non-Voting
  Shares....................................      53
Plan of Distribution........................      53
Legal Matters...............................      54
Experts.....................................      54
Registrars and Transfer Agents..............      54
Enforceability of Civil Liabilities.........      55
Index to Financial Statements...............     F-1

---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                             GT Group Telecom Logo
                           Class B Non-Voting Shares

                              Warrants to Purchase
                           Class B Non-Voting Shares

                     13 1/4% Senior Discount Notes Due 2010
                              GOLDMAN, SACHS & CO.
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Canada Business Corporations Act (the "CBCA"), a corporation may indemnify a present or former director or officer to such corporation or a person who acts or acted at the corporation's request as a director or officer of another corporation of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of such corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

     In accordance with the CBCA, the by-laws of the Registrant, a copy of which is filed as Exhibit 3.2 to this Registration Statement, indemnify a director or officer of the Registrant, a former director or officer of the Registrant or any person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses including an amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he has been made a party by reason of being or having been a director or officer of the Registrant or such body corporate if (i) he acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     The Registrant will also indemnify such directors or officers who have been substantially successful in the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director of the Registrant or body corporate against all costs, charges and expenses reasonably incurred by him in respect of such action or proceeding.

     A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of the Registrant, including liabilities arising under the Securities Act of 1933, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.  EXHIBITS


    *2.1   Asset Purchase and Subscription Agreement dated December 22,
           1999 among Shaw Communications Inc., Shaw FiberLink Ltd., GT
           Group Telecom Inc. and GT Group Telecom Services Corp.
    *2.2   Indefeasible Right of Use Agreement dated February 16, 2000 between Shaw FiberLink Ltd. and GT Group Telecom Inc.
    *2.3   Non-competition Agreement in favour of Group Telecom dated
           February 16, 2000 among Shaw Communications Inc., Shaw
           FiberLink Ltd. and GT Group Telecom Inc.
    *2.4   Non-competition Agreement in favour of Shaw dated February
           16, 2000 among Shaw Communications Inc., Shaw FiberLink Ltd.
           and GT Group Telecom Inc.
    *2.5   Transitional Services Agreement dated February 16, 2000
           among Shaw Communications Inc., Shaw FiberLink Ltd., GT
           Group Telecom Inc. and GT Group Telecom Services Corp.
    *2.6   Performance Assurance Agreement dated February 16, 2000
           among Shaw Communications Inc., GT Group Telecom Inc. and GT
           Group Telecom Services Corp.
  +**2.7   Fiber Sale Agreement dated May 24, 2000 among Worldwide
           Fiber (F.O.T.S.) Ltd., Worldwide Fiber (F.O.T.S.) No. 3,
           Ltd., WFI-CN Fibre Inc. and GT Group Telecom Services Corp.
  +**2.8   Capacity Lease Agreement dated May 24, 2000 by and between
           Worldwide Fiber Network Services Ltd. and Worldwide Fiber
           Network Services, Inc. and GT Group Telecom Services Corp.
           and GT Group Telecom Services (USA) Corp.
  +**2.9   IRU Agreement dated May 24, 2000 by and between Worldwide
           Fiber Network Services, Inc. and GT Group Telecom Services
           (USA) Corp.
    *3.1   Articles of Incorporation of GT Group Telecom Inc.
    *3.2   By-laws of GT Group Telecom Inc.
    *4.1   Warrant Agreement dated February 1, 2000 between GT Group
           Telecom Inc. and The Chase Manhattan Bank
    *4.2   Registration Rights Agreement dated February 1, 2000 among
           GT Group Telecom Inc. and Goldman, Sachs & Co., CIBC World
           Markets Corp., Credit Suisse First Boston Corporation, RBC
           Dominion Securities Corporation, Scotia Capital (USA) Inc.
           and TD Securities (USA) Inc.
    *4.3   Indenture dated February 1, 2000 between GT Group Telecom
           Inc. and The Chase Manhattan Bank
   **4.4   First Supplemental Indenture dated July 11, 2000 between GT
           Group Telecom Inc. and The Chase Manhattan Bank
    *4.5   Exchange and Registration Rights Agreement dated February 1,
           2000 among GT Group Telecom Inc. and Goldman, Sachs & Co.,
           CIBC World Markets Corp., Credit Suisse First Boston
           Corporation, RBC Dominion Securities Corporation, Scotia
           Capital (USA) Inc. and TD Securities (USA) Inc.
    *4.6   Registration Rights Agreement, as amended and restated,
           dated as of February 16, 2000, among GT Group Telecom Inc.,
           GT Group Telecom Services Corp., GS Capital Partners III,
           L.P., GTT Dutch Investment B.V. and GTT Dutch Group
           Investment B.V., Canadian Imperial Bank of Commerce,
           National Bank Financial Capital Corp., MGN Opportunity Group
           LLC and Shaw FiberLink Ltd.
    *4.7   Shareholders Agreement, as amended and restated, dated
           February 16, 2000 among GT Group Telecom Inc., GT Group
           Telecom Services Corp., GS Capital Partners III, L.P., GTT
           Dutch Investment B.V. and GTT Dutch Group Investment B.V.,
           Canadian Imperial Bank of Commerce, National Bank Financial
           Capital Corp., MGN Opportunity Group LLC, Shaw FiberLink
           Ltd. and the parties listed in schedule I thereto.
     5.1   Opinion of Torys, Canadian counsel to GT Group Telecom Inc., as to the legality of the securities being registered
  ***5.2   Opinion of Shearman & Sterling as to the legality of the
           warrants being registered

   **5.3   Opinion of Shearman & Sterling as to the legality of the
           13 1/4% Senior Discount Notes Due 2010 being registered
   *10.1   Preference Share Purchase Agreement dated May 7, 1999 among
           GT Group Telecom Inc., GS Capital Partners III L.P., DSE Fin
           B.V., W9 Blanche Eight 10 B.V., CIBC Capital (SFC) Inc.,
           First Marathon Capital Corporation and MGN Group LLC
 ***10.2   Credit Agreement, as amended and restated, dated February 3,
           2000, as amended and restated as of September 29, 2000, with
           Lucent Technologies Canada Inc.
 ***10.3   Senior Credit Facility dated February 3, 2000, as amended
           and restated as of September 29, 2000, among GT Group
           Telecom Inc., CIBC World Markets Inc., Goldman Sachs Credit
           Partners, Royal Bank of Canada and Toronto Dominion Bank
 ***10.4   Credit Agreement, dated as of September 29, 2000, with Cisco
           Systems Capital Corporation
****12.1   Computation of Ratio of Earnings to Fixed Charges
  **21.1   Subsidiaries of GT Group Telecom Inc.
****23.1   Consent of PricewaterhouseCoopers LLP, Chartered Accountants
****23.2   Consent of Ernst & Young LLP, Chartered Accountants
    23.3   Consent of Torys (included in Exhibit 5.1)
    23.4   Consent of Shearman & Sterling
****24.1   Powers of Attorney (contained on the signature pages of the
           Registration Statement)
  **25.1   Statement of Eligibility of the Trustee on Form T-1


---------------

* Incorporated by reference to the Registrant's Registration Statement on Form F-1 (File No. 333-11506)

** Incorporated by reference to the Registrant's Registration Statement on Form F-4 (File No. 333-38058).

*** Incorporated by reference to the Registrant's Registration Statement on Form F-1 (File No. 333-45378)


**** Previously filed.


+ Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

ITEM 10.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) As long as the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Not withstanding the foregoing, if this registration statement is on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada, on this 26th day of September, 2001.

                                          GT GROUP TELECOM INC.
                                          (Registrant)

                                          By:   /s/ STEPHEN H. SHOEMAKER
                                            ------------------------------------

                                          Name: Stephen H. Shoemaker

                                          Title: Executive Vice President and
                                                 Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:



SIGNATURE                                                    TITLE                       DATE
---------                                                    -----                       ----
                      *                        Chairman and Director              September 26, 2001
---------------------------------------------
               James G. Matkin

                      *                        Director and Chair of Executive    September 26, 2001
---------------------------------------------  Committee
              James M. Mansour

                      *                        Chief Executive Officer and        September 26, 2001
---------------------------------------------  Director (principal executive
             Daniel R. Milliard                officer)

                      *                        President, Chief Operating         September 26, 2001
---------------------------------------------  Officer and Director
               Robert G. Wolfe

                      *                        Executive Vice President and       September 26, 2001
---------------------------------------------  Chief Financial Officer
            Stephen H. Shoemaker               (principal financial officer and
                                               principal accounting officer)

                                               Director
---------------------------------------------
              Ronald D. Rogers

                      *                        Director                           September 26, 2001
---------------------------------------------
              Michael D'Avella

                      *                        Director                           September 26, 2001
---------------------------------------------
                George Estey

                      *                        Director                           September 26, 2001
---------------------------------------------
               Leo J. Hindery
                      *                        Director                           September 26, 2001
---------------------------------------------
             P. Kenneth Kilgour

                      *                        Director                           September 26, 2001
---------------------------------------------
             Robert R. Gheewalla

                      *                        Director                           September 26, 2001
---------------------------------------------
                  Jim Shaw



*By:   /s/ STEPHEN H. SHOEMAKER

     ---------------------------------

           Stephen H. Shoemaker


             Attorney-in-fact



     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of GT Group Telecom Inc. and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada, on this 26th day of September, 2001.


                                          GT GROUP TELECOM SERVICES (USA) CORP.
                                          (Authorized U.S. Representative)

                                                 /s/ ROBERT G. WOLFE
                                          By:
                                          --------------------------------------


                                              Name: Robert G. Wolfe

                                              Title:  President, Chief Operating
                                                      Officer and Director

                                 EXHIBIT INDEX


EXHIBIT                                                                   PAGE
NUMBER                             DESCRIPTION                           NUMBER
-------                            -----------                           ------
    *2.1   Asset Purchase and Subscription Agreement dated December 22,
           1999 among Shaw Communications Inc., Shaw FiberLink Ltd., GT
           Group Telecom Inc. and GT Group Telecom Services Corp.
    *2.2   Indefeasible Right of Use Agreement dated February 16, 2000 between Shaw FiberLink Ltd. and GT Group Telecom Inc.
    *2.3   Non-competition Agreement in favour of Group Telecom dated
           February 16, 2000 among Shaw Communications Inc., Shaw
           FiberLink Ltd. and GT Group Telecom Inc.
    *2.4   Non-competition Agreement in favour of Shaw dated February
           16, 2000 among Shaw Communications Inc., Shaw FiberLink Ltd.
           and GT Group Telecom Inc.
    *2.5   Transitional Services Agreement dated February 16, 2000
           among Shaw Communications Inc., Shaw FiberLink Ltd., GT
           Group Telecom Inc. and GT Group Telecom Services Corp.
    *2.6   Performance Assurance Agreement dated February 16, 2000
           among Shaw Communications Inc., GT Group Telecom Inc. and GT
           Group Telecom Services Corp.
  +**2.7   Fiber Sale Agreement dated May 24, 2000 among Worldwide
           Fiber (F.O.T.S.) Ltd., Worldwide Fiber (F.O.T.S.) No. 3,
           Ltd., WFI-CN Fibre Inc. and GT Group Telecom Services Corp.
  +**2.8   Capacity Lease Agreement dated May 24, 2000 by and between
           Worldwide Fiber Network Services Ltd. and Worldwide Fiber
           Network Services, Inc. and GT Group Telecom Services Corp.
           and GT Group Telecom Services (USA) Corp.
  +**2.9   IRU Agreement dated May 24, 2000 by and between Worldwide
           Fiber Network Services, Inc. and GT Group Telecom Services
           (USA) Corp.
    *3.1   Articles of Incorporation of GT Group Telecom Inc.
    *3.2   By-laws of GT Group Telecom Inc.
    *4.1   Warrant Agreement dated February 1, 2000 between GT Group
           Telecom Inc. and The Chase Manhattan Bank
    *4.2   Registration Rights Agreement dated February 1, 2000 among
           GT Group Telecom Inc. and Goldman, Sachs & Co., CIBC World
           Markets Corp., Credit Suisse First Boston Corporation, RBC
           Dominion Securities Corporation, Scotia Capital (USA) Inc.
           and TD Securities (USA) Inc.
    *4.3   Indenture dated February 1, 2000 between GT Group Telecom
           Inc. and The Chase Manhattan Bank
   **4.4   First Supplemental Indenture dated July 11, 2000 between GT
           Group Telecom Inc. and The Chase Manhattan Bank
    *4.5   Exchange and Registration Rights Agreement dated February 1,
           2000 among GT Group Telecom Inc. and Goldman, Sachs & Co.,
           CIBC World Markets Corp., Credit Suisse First Boston
           Corporation, RBC Dominion Securities Corporation, Scotia
           Capital (USA) Inc. and TD Securities (USA) Inc.
    *4.6   Registration Rights Agreement, as amended and restated,
           dated as of February 16, 2000, among GT Group Telecom Inc.,
           GT Group Telecom Services Corp., GS Capital Partners III,
           L.P., GTT Dutch Investment B.V. and GTT Dutch Group
           Investment B.V., Canadian Imperial Bank of Commerce,
           National Bank Financial Capital Corp., MGN Opportunity Group
           LLC and Shaw FiberLink Ltd.

EXHIBIT                                                                   PAGE
NUMBER                             DESCRIPTION                           NUMBER
-------                            -----------                           ------
    *4.7   Shareholders Agreement, as amended and restated, dated
           February 16, 2000 among GT Group Telecom Inc., GT Group
           Telecom Services Corp., GS Capital Partners III, L.P., GTT
           Dutch Investment B.V. and GTT Dutch Group Investment B.V.,
           Canadian Imperial Bank of Commerce, National Bank Financial
           Capital Corp., MGN Opportunity Group LLC, Shaw FiberLink
           Ltd. and the parties listed in schedule I thereto.
     5.1   Opinion of Torys, Canadian counsel to GT Group Telecom Inc., as to the legality of the securities being registered
  ***5.2   Opinion of Shearman & Sterling as to the legality of the
           warrants being registered
   **5.3   Opinion of Shearman & Sterling as to the legality of the
           13 1/4% Senior Discount Notes Due 2010 being registered
   *10.1   Preference Share Purchase Agreement dated May 7, 1999 among
           GT Group Telecom Inc., GS Capital Partners III L.P., DSE Fin
           B.V., W9 Blanche Eight 10 B.V., CIBC Capital (SFC) Inc.,
           First Marathon Capital Corporation and MGN Group LLC
 ***10.2   Credit Agreement, as amended and restated, dated February 3,
           2000, as amended and restated as of September 29, 2000, with
           Lucent Technologies Canada Inc.
 ***10.3   Senior Credit Facility dated February 3, 2000, as amended
           and restated as of September 29, 2000, among GT Group
           Telecom Inc., CIBC World Markets Inc., Goldman Sachs Credit
           Partners, Royal Bank of Canada and Toronto Dominion Bank
 ***10.4   Credit Agreement, dated as of September 29, 2000, with Cisco
           Systems Capital Corporation
****12.1   Computation of Ratio of Earnings to Fixed Charges
  **21.1   Subsidiaries of GT Group Telecom Inc.
****23.1   Consent of PricewaterhouseCoopers LLP, Chartered Accountants
****23.2   Consent of Ernst & Young LLP, Chartered Accountants
    23.3   Consent of Torys (included in Exhibit 5.1)
    23.4   Consent of Shearman & Sterling
****24.1   Powers of Attorney (contained on the signature pages of the
           Registration Statement)
  **25.1   Statement of Eligibility of the Trustee on Form T-1


---------------

* Incorporated by reference to the Registrant's Registration Statement on Form F-1 (File No. 333-11506)

** Incorporated by reference to the Registrant's Registration Statement on Form F-4 (File No. 333-38058).

*** Incorporated by reference to the Registrant's Registration Statement on Form F-1 (File No. 333-45378)


**** Previously filed.


+ Confidential material has been omitted and filed separately with the Securities and Exchange Commission.